SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                               AMENDMENT NO. 2 TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933




                     Panther Telecommunications Corporation
                (formerly New Century Capital & Consulting Corp.)


         Florida                   3661                           65-0981179
-----------------------------  ----------------------------  -------------------
(State or Jurisdiction of      (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)  Classification Code Number   Identification No.)


                        5255 N.W. 87th Avenue, Suite 101
                              Miami, Florida 33178
                               Tel. (305) 718-4467

(Address and telephone number of principal executive offices and principal place of business)

 Manuel Sanchez                    with copy to  William Vincent Walker
 5255 N.W. 87th Avenue, Suite 101                1177 West Loop South, Suite 560
 Miami, Florida 33178                            Houston, Texas 77027
 Tel.  (305) 718-4467                            Tel.  (713) 599-1008
 Agent for Service                               Company Counsel

            (Name, address and telephone number of agent for service)

                         CALCULATION OF REGISTRATION FEE


Title of each                                         Proposed maximum               Proposed
class of securities             Amount to be           offering price                maximum               Amount of
to be registered                 registered              per share (1)          aggregate offering       registration
                                                                                      price                   fee
Common Stock,                    3,350,000                 $1.00                    $3,350,000             $1,218.75
$.001 par value                    Shares

(1)Estimated solely for the purpose of calculating the registration fee under Rule 457(c) under the Securities Act on the basis of the estimated bid price for shares when trading commences. No market currently exists for the shares.

Approximate date of commencement of proposed sale to the public: At such time or times as may be determined by the selling stockholders after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: o

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS

                                3,350,000 SHARES

                     PANTHER TELECOMMUNICATIONS CORPORATION
                                  COMMON STOCK


         This Prospectus relates to the re-offer and resale by certain selling stockholders of 3,350,000 shares of common stock, $0.001 par value per share of Panther Telecommunications Corporation, a Florida corporation that is referred to as Panther in this prospectus. The selling stockholders have advised Panther that they propose to offer such shares, from time to time, through brokers in brokerage transactions with members of the National Association of Securities Dealers in the Over-the-Counter Market, to underwriters or dealers in negotiated transactions or in a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Panther will not receive any part of the proceeds from the sale of the shares by the selling stockholders. See "Plan of Distribution."

         Prior to this offering, no public market has existed for Panther's shares of common stock, and a public market may not develop, or, if any market does develop, it may not be sustained. We may not now or ever qualify for listing of our common stock on the OTC Bulletin Board.

AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND SHOULD ONLY BE MADE BY INVESTORS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.

 "RISK FACTORS" ASSOCIATED WITH AN INVESTMENT IN THE COMMON STOCK SHOULD BE REVIEWED BEGINNING AT PAGE 5 OF THIS PROSPECTUS.


THE SHARES OF COMMON STOCK HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THE COMMON STOCK THAT IS THE SUBJECT OF THIS REGISTRATION STATEMENT UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE SHARES OF COMMON STOCK, AND NO SELLING SHAREHOLDER MAY SOLICIT AN OFFER TO BUY THE SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


               The date of this prospectus is March___, 2002.

                                TABLE OF CONTENTS

                                                                          Page

Prospectus Summary                                                           3

Risk Factors                                                                 5

Available Information                                                        9


Forward Looking Statements                                                   9

Use of Proceeds                                                             10

Determination of Offering Price and Dilution                                10

Selling Stockholders                                                        10

Issuance, Sale and Transfer of Shares Pursuant to Exemption
from Registration                                                           13

Plan of Distribution                                                        17

Management's Discussion and Analysis or Plan of Operation                   20

The Business                                                                25

Legal Proceedings                                                           31

Directors, Executive Officers, Promoters and Control Persons                31

Certain Relationships and Related Transactions                              38

Indemnification of Directors and Officers                                   39

Disclosure of Commission Position on Indemnification for
Securities Act Violations                                                   40

Compliance with Section 16(a) of the Exchange Act                           40

Security Ownership of Certain Beneficial Owners and Management              40

Description of Securities                                                   41

Interest of Named Experts and Counsel                                       42

Index to Financial Statements and Notes                                     F-1

                               PROSPECTUS SUMMARY

THIS IS ONLY A SUMMARY OF THE INFORMATION THAT IS IMPORTANT TO YOU AND YOU SHOULD READ THE MORE DETAILED INFORMATION, INCLUDING THE FINANCIAL STATEMENTS AND THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS.


         Because this is a summary of the terms of the offering of common stock described in this prospectus, it does not contain all of the information that may be important to an investor. Each investor or advisor should read the following summary and the "Risk Factors" section along with the more detailed information, financial statements and the notes to the financial statements appearing elsewhere in this prospectus before deciding whether to purchase the common stock described in this prospectus. In this prospectus, the terms "Panther," "company," "we," "us," and "our" refer to Panther Telecommunications Corporation, a Florida corporation, and its predecessors, unless the context clearly makes reference to another person. Use of pronouns such as the above will not refer to the selling stockholders.

THE COMPANY

         Panther Telecommunications Corporation is Florida corporation. Its does business as a distributor of prepaid long distance calling cards and long distance telecommunications services. Panther buys or takes on consignment prepaid phone cards offered by long distance telephone carriers. Panther re-markets the time through prepaid phone cards which permit the user to access local or toll free telephone connections through which the user makes computer assisted long distance calls to domestic and international destinations. Each prepaid card represents an account, and the toll charges for the calls made by the cardholder are deducted against the account. Panther prints the cards and distributes the cards to retail consumers and on a wholesale basis through its distributors in major metropolitan markets throughout the United States. The primary focus of packaging and marketing of the prepaid phone cards is international long distance for targeted expatriate and alien residents who use the cards to call specific countries primarily to Central and South America, the Caribbean, and Southeast and East Asia.

         We began active operations in September 2000. Effective May 31, 2001, New Century Capital & Consulting Corp., a publicly reporting "shell" company, acquired Panther Com Enterprises, Inc. Concurrent with the acquisition, New Century, the legally surviving parent company, changed its name to Panther Telecommunications Corporation. For accounting purposes, the acquisition has been treated as a reverse acquisition with Panther Com as the acquirer. Accordingly, the consolidated financial information herein includes the accounts of Panther Telecommunications Corporation and its wholly owned subsidiary, Panther Com except for the result of operations and cash flows prior to May 31, 2001, which are those of Panther Com.


HOW TO CONTACT PANTHER                          5255 N.W. 87th Avenue, Suite 101
                                                Miami, Florida 33178
                                                Tel.  (305) 718-4467
                                                Fax:  (305) 718-4179
                                                Internet: www.panthercom.net

THE OFFERING

         Panther does not intend to issue any shares in connection with the offering of the shares which are the subject of this registration statement. Panther has 10,250,000 shares outstanding as of the date of this prospectus.

Securities that
may be sold
by selling
stockholders        3,350,000  shares of common  stock of which  740,000  may be sold by  directors  subject  to Rule 144  (Manuel  Sanchez -
                    440,000 shares and Efrain Rodriguez - 300,000 shares). The shares were previously issued to the selling stockholders in private transactions. Each of the selling stockholders may be deemed to be an underwriter under the Securities Act.

Use of proceeds     Panther  will not  receive  any money from any  stockholders when they sell their shares of common stock

Offering Price      The initial  offering price is $1.00 per share.  The selling stockholders will retain this offering price until a market price develops and then the offering will be made at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices, all of which may change and will subject to the existence of a public market for the shares

Trading Symbol      Panther  intends to apply to have its common stock quoted on the Over-the-Counter ("OTC") Bulletin Board, and we intend to apply for the trading symbol "PNTR" or "PANT," but the designation of a symbol will be made only if the NASD accepts the application of a market maker and the symbol is available.

                             SELECTED FINANCIAL DATA

         The following Selected Financial Data presented below for the year ended August 31, 2001 and the three month period ended November 30, 2001 should be read in conjunction with the financial statements and the notes thereto and the other financial information appearing elsewhere in this prospectus.

                              Income Statement Data


                                         For the year ended  For the three month
                                           August 31, 2001       period ended
                                         ----------------      November 30, 2001
                                                              ------------------
                                                                  (Unaudited)
Revenues                                    $5,862,582             $2,879,295
Income (loss) from operations                $(157,087)             $(76,830)
Net income (loss)                            $(161,087)             $(96,830)
Basic net income (loss) per common share        $(0.02)               $(0.01)

                               Balance Sheet Data

                                            August 31, 2001    November 30, 2001
                                            ---------------    -----------------
                                                                  (Unaudited)
Total assets                                   $382,140            $368,195
Total liabilities                              $459,352            $539,237
Stockholders' deficiency                       $(77,212)           $(171,042)
Shares issued and outstanding as of the date
of this prospectus *                                           10,250,000 shares

         * Shares issued information does not include stock options for 400,000 shares granted to Efrain Rodriguez in his employment agreement.



                                  RISK FACTORS

         An investment in the shares discussed in this prospectus is very speculative and involves a high degree of risk. One should carefully consider the following risk factors, as well as the other information contained in this prospectus, before making an investment decision.

WE MAY NOT ACHIEVE PROFITABLE OPERATIONS IN THE FUTURE

         As of November 30, 2001, Panther has only completed 15 months of operations. The loss for the initial year of operations was $161,087. Our loss during the first quarter of fiscal 2002 was $96,830. We cannot be sure that we will achieve profitability or positive cash flow in the future. Panther commenced operations in September 2000. Potential investors should be aware of the difficulties normally encountered by a new enterprise in a highly competitive industry. There is limited evidence at this time upon which to base an assumption either that we will be successful with our business plans or that we will successfully market our products and services. As a consequence, Panther cannot assure anyone that we will be able to operate profitably in the future.

WE MAY NOT BE ABLE TO MEET OUR SHORT-TERM OBLIGATIONS

         We suffer cash flow squeezes which could jeopardize our ability to pay our carriers on a current basis. Generally, our telecommunications carriers allow us only short-term credit for the service that we purchase from them. On the other hand, we grant our customers more favorable credit terms. From time-to-time, we experience a shortage of cash in the business because of the squeeze on our cash flow from the obligations to suppliers compared to the receipts from the buyers. We have satisfied our shortages by borrowing from our controlling shareholder and his business acquaintances. We continue to seek financing to provide us with liquidity for our operations. There is no assurance that we will be able to obtain such financing on commercially reasonable terms, or that we will be able to satisfy our short-term cash flow requirements from other sources.

WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL FINANCING DUE TO A "GOING CONCERN" OPINION EXPRESSED BY OUR AUDITORS


         The report of the independent auditors of our financial statements for the year ended August 31, 2001 contains a statement that we had a net loss from operations, a working capital deficiency, and a stockholders' deficiency. This report states that, because of these matters, there may be a substantial doubt about Panther's ability to continue as a going concern. This report and the existence of our poor financial condition may make it more difficult for us to raise additional debt or equity financing needed to run the business, and this
"going concern" matter   may  not  be  viewed  favorably  by  analysts  or
investors. We urge potential investors to review this report before making a decision to invest in shares of Panther.



WE NEED TO OBTAIN FINANCING TO BE ABLE TO CARRY OUT OUR EXPANSION PLANS

          Panther has no commitments for capital or additional financing, and we cannot be sure that any additional financing would be available in a timely manner, on terms acceptable to us, or at all. The timing and amount of capital requirements are not entirely within Panther's control and cannot accurately be predicted. Further, any additional equity financing could reduce ownership of existing stockholders and any borrowed money could involve restrictions on future capital raising activities and other financial and operational matters. If Panther is unable to obtain additional financing as needed, we could be required to reduce our operations or any anticipated expansion, which could have a material adverse effect on our business.

WE DEPEND ON RELIABLE SERVICE FROM OUR CARRIERS OVER WHICH WE HAVE NO
CONTROL

         Failure to maintain continuous access to switches and long distance networks would adversely affect our business, including the possibility of curtailing operations. Carriers frequently experience equipment failures and service interruptions, which could adversely affect customer confidence and our reputation in the business. We have also experienced inaccurate billing from carriers and delays by carriers in providing us with traffic information. These administrative problems have affected our billing to our distributors and retailers. If the problems are not resolved in a timely way, we can suffer interruptions in service. Our tenuous liquidity position makes the efficient processing of bills and the receipt of payment essential to our continuing to operate.

WE HAVE NO EXCLUSIVE AGREEMENTS WITH OUR DISTRIBUTORS AND MAY NOT BE ABLE TO MAINTAIN OUR DISTRIBUTION CHANNELS

         We rely on and will continue to rely on independent distributors to distribute, market and sell our cards. We have no contractual relationship with these distributors. The independent distributors of Panther's calling cards have no exclusive commitments, and each is a distributor for our competitors' cards also. Distributors will sell cards that have the best acceptance in the marketplace. There can be no assurance that we will keep the distributors selling our cards at commission levels that will allow us to have profitable operations. Increased costs forced by distributors will have material adverse effect on our business.

WE MAY NOT BE ABLE TO EFFECTIVELY COMPETE AGAINST CARRIERS AND DISTRIBUTORS WITH GREATER FINANCIAL RESOURCES

         Panther is operating in a highly competitive industry, and most of its competitors have substantially more assets and customers. Panther cannot assure investors or stockholders that it will be able to continue to compete successfully in the pre-paid long distance calling card industry. See "Business/Competition" in this Prospectus.

LOW BARRIERS TO ENTRY INTO THE CALLING CARD BUSINESS EXPOSES US TO COMPETITION FROM NEW COMPANIES AS WELL AS ESTABLISHED COMPANIES

         There are relatively low barriers to entry into Panther's sphere of business. Firms similar to Panther rely on the skill of their personnel and the quality of their client service. Panther has no patented technology that would preclude or inhibit competitors from entering its markets. Panther is likely to face additional competition from new entrants into the market in the future. There can be no assurance that existing or future competitors will not develop or offer services that provide significant performance, price, creative or other advantages over those offered by Panther, and any of these occurrences could have a material adverse effect on its business, financial condition, results of operations and prospects.

WE NEED TO HIRE AND RETAIN QUALIFIED PERSONNEL TO OPERATE OUR GROWING
BUSINESS

         Panther's operations depend primarily on the experience and expertise of Mr. Manuel Sanchez (Chief Executive Officer, President and director). The loss of Mr. Sanchez would adversely impact Panther's operations. Panther has negotiated an employment contract with Mr. Sanchez, and the contract contains non-disclosure and non-competition covenants. Panther does not have key man insurance on the lives of its officers, including Mr. Sanchez. Also, to implement our business plan and to manage our growth successfully, we are dependent upon, among other things, recruiting and retaining qualified managers with experience in our industry.

SHAREHOLDERS MAY NOT BE ABLE TO EXERCISE ANY INFLUENCE ON MANAGEMENT OR ACTIONS TAKEN BY THE COMPANY

         Currently, the directors as a group, and specifically Mr. Manuel Sanchez , have the right to vote a majority of the outstanding shares of common stock. Mr. Sanchez controls the operations of Panther, and this fact makes it very difficult to elect other management. As a result, the present officers, directors and stockholders will continue to control the operations, including the election of directors and, except as otherwise provided by law, other matters submitted to a vote of stockholders, including a merger, consolidation or other important matters.

SHAREHOLDERS MAY FIND IT DIFFICULT TO SUE PANTHER'S MANAGEMENT BECAUSE OUR CHARTER AND BYLAWS PROVIDE INDEMNITY FOR CERTAIN ACTIONS

         The Florida Statutes permit a corporation to indemnify persons including officers and directors who are made or are threatened to be made parties to any threatened, pending or completed action, suit or proceeding, against all expenses including attorneys' fees actually and reasonably incurred by, or imposed upon, him or her in connection with the defense of the action, suit or proceeding by reason of being or having been a director or officer, except where he or she has been adjudged by a court of competent jurisdiction and after exhaustion of all appeals to be liable for gross negligence or willful misconduct in the performance of his or her duty. Panther's Bylaws provide that it shall indemnify its officers and directors to the extent permitted by the Florida law and thereby limit the actions that may be taken by investors against the officers and directors.


See the section "Disclosure of Commission Position on Indemnification for Securities Act Violations" later in this prospectus.


INVESTORS CAN EXPECT TO RECEIVE A GAIN ON PANTHER'S SHARES ONLY IF VALUE IN A MARKET PRICE OF THE SHARES GOES UP

         Panther has never paid cash dividends on its common stock, and it does not expect to pay any dividends in the foreseeable future. Stockholders will realize a gain or profit on shares only if a market develops for the shares, and the market price of the shares increases.

A PUBLIC MARKET FOR OUR SHARES MAY NOT DEVELOP OR BE SUSTAINED AND SHAREHOLDERS MAY HAVE NO READY MEANS FOR SELLING SHARES.

         Prior to this offering, investors could not buy or sell Panther's common stock publicly. If an active public market for the common stock is not developed or sustained after this offering, the selling stockholders may have no market for transferring and selling their shares. If this happens, the selling stockholders may lose part or all of the value of their investment, and any person purchasing shares through a broker or otherwise may not be able to dispose of the shares on any favorable terms. Without an active public market in our stock, there will be limited liquidity, and it may be hard to sell the stock you own.


SHARES ELIGIBLE FOR FUTURE SALE COULD DEPRESS THE PRICE OF OUR SHARES

         Although there is no current trading of the shares of Panther's common stock, we intend to work toward achieving this status for our shares. Following the effective date of this registration statement, there will be 10,250,000 shares of common stock outstanding, 3,350,000 of which will be freely tradable without restriction except for 740,000 shares held by insiders, namely the shares of Mr. Sanchez (440,000 shares) and Mr. Rodriguez (300,000 shares). The 6,900,000 shares of common stock that are not the subject of an effective registration statement and the shares held by affiliates of the company are deemed to be restricted securities, as defined under Rule 144 promulgated under the Securities Act. As restrictions on resale end, the market price of our common stock could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.

THE VALUE OF THE COMPANY'S COMMON STOCK IN A TRADING MARKET MAY HAVE NO RELATION TO ITS BOOK VALUE AND CAN BE HIGHLY VOLATILE.

         There is no correlation between the market price of Panther's common stock and its book value. As of November 30, 2001, the net book value of a share of the common stock was nil. The market price will be established by market makers based on prices that buyers and sellers are willing to pay and negotiate. This price does not necessarily bear any relationship to the asset value, net worth, earnings or other established criteria of value, and investors should not consider it to be the actual value of Panther or its common stock. Based on this "book value" determination of the value of the common stock, it is highly overvalued. In addition, the lack of a liquid market because of the small public float may also cause the stock price to be volatile. An investor should not ascribe any certain value to the common stock in view of the lack of any historical public market and the low net tangible book value, as well as Panther's limited operating history and revenues, lack of profits and dividends, and the other risk factors discussed in this prospectus. An investor acquiring shares in the market from transactions under this prospectus will likely be paying a price greater than that paid by the selling shareholder. Panther cannot assure investors that any public market for the common stock will equal or exceed the sales price of the shares of common stock sold by the stockholders.

"PENNY STOCK" REGULATIONS MAY ADVERSELY AFFECT THE ABILITY OF HOLDERS OF OUR COMMON STOCK TO SELL THEIR SHARES.

         Panther's common stock may be considered a "penny stock" when trading commences. The "penny stock rules" may restrict the ability of broker-dealers to sell these shares and may have the effect of reducing the level of trading activity of our common stock in the secondary market. The "penny stock rules" impose additional sales practice requirements on broker-dealers who sell penny stock securities to persons other than established customers and accredited investors.

                              AVAILABLE INFORMATION

         Panther is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, referred to in the prospectus as the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http//www.sec.gov.

         Panther has also filed with the Commission a Form SB-2 Registration Statement, together with all amendments and exhibits required under the Securities Act with respect to the shares offered. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the registration statement which can be obtained from the company or online through the Commission's Internet website.

                           FORWARD LOOKING STATEMENTS

         The statements contained in this prospectus that are not historical fact are "forward-looking statements," which can be identified by the use of forward-looking terminology as "believes," "expects," "may," "will," "should," "intends," "contemplates," or "anticipates," the negatives thereof or other variations thereon or comparable terminology, and include statements as to the intent, belief or current expectations with respect to the future operations, performance or position. These forward-looking statements are predictions. Panther cannot assure investors or stockholders that the future results indicated, whether expressed or implied, will be achieved. Although sometimes presented with numerical specificity, these forward-looking statements are based upon a variety of assumptions relating to the business, which, although considered reasonable by management, may not be realized. Because of the number and range of the assumptions underlying its forward-looking statements, many of which are subject to significant uncertainties and contingencies beyond its reasonable control, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this prospectus that may cause the assumption to not be realized. These forward-looking statements are based on current information and expectation, and Panther assumes no obligation to update. Therefore, the actual experience and results may differ substantially from those anticipated. Consequently, the inclusion of forward-looking statements should not be regarded as a representation by Panther or any other person that these estimates will be realized, and actual results may vary materially. Panther cannot assure that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.

                                 USE OF PROCEEDS

        Panther will not receive any part of the proceeds from its stockholders' sale of the common stock pursuant to this prospectus.

                         DETERMINATION OF OFFERING PRICE

         Prior to this registration of our common stock, there has been no public market for any of our securities, and we cannot give you any assurance that a market will develop. Broker-dealers and market makers and the selling stockholders will determine the price of our common stock when sold by our selling stockholders in negotiated transactions or in trades over the open market where we intend to list our common stock. The following are some of the factors that must be considered by broker-dealers, market makers and investors in order to determine the price for our common stock in the public market:

o    Estimates of our business potential;

o Prevailing market conditions in the United States economy and the market in which we intend to compete; and

o An evaluation of other companies comparable to Panther and their ability to effectively compete with us.

                              SELLING STOCKHOLDERS


     The following table shows for Selling stockholders the number of shares of common stock beneficially owned by each as of the date of this prospectus. Panther assumes that the number of shares represents all the shares of common stock held by the selling stockholders and that all the shares will be sold except in the instance of Mr. Sanchez, Mr. Perez, and Mr. Martinez.



  Name of Selling               Relationship with          Shares           Shares to be        Shares
  Stockholder                       issuer               owned prior          registered      owned after
                                                          to offering                          offering
                                                                                                   (%)


Lauri Gladstone(1)              Founder-Investor           451,000             451,000             0
Jeffrey Klein                   Founder-Investor-          450,000             450,000             0
                                Corporate Attorney
Jeffrey Feldman                 Consultant-                446,500             446,500             0
                                Financing
Manuel Sanchez                  Director, CEO            6,395,000             440,000         5,955,000
                                                                                                 (58%)
Vanguard Communications         Consultant-Internet        400,000             400,000             0
Group, Ltd.
Bentley Ross & Bara             Consultant-                325,000             325,000             0
                                Advertising


Efrain Rodriguez                Director-Consultant        300,000             300,000             0
                                Accounting and
                                Financial
Rafael Perez                    Marketing Agent            250,000             100,000           150,000
                                                                                                 (<1.5%)

                                       10


  Name of Selling               Relationship with          Shares           Shares to be        Shares
  Stockholder                       issuer               owned prior          registered      owned after
                                                         to offering                           offering
Jennifer Martin                 Consultant-Business        120,000             120,000             0
William Vincent Walker          Consultant-Legal           120,000             120,000             0
Stephen G. Vasilakis            Consultant-Media            88,500              88,500             0


Mark Colacurcio (2)             Former Director,            42,000              42,000             0
                                Former CEO
Carlos J. Martinez              Non-affiliate               20,000              10,000          10,000
                                                                                                 (<1%)
Rodney J. Regan                 Non-affiliate                3,000               3,000             0
 Jack Delaney                   Non-affiliate                2,000               2,000             0
Lynn Delaney                    Non-affiliate                2,000               2,000             0
Kerry Hodgens                   Non-affiliate                2,000               2,000             0
Amanda Adams                    Non-affiliate                1,000               1,000             0
Margie Adams                    Non-affiliate                1,000               1,000             0
Matthew Adams                   Non-affiliate                1,000               1,000             0
Mike Adams                      Non-affiliate                1,000               1,000             0
Sarah Adams                     Non-affiliate                1,000               1,000             0
Allegra Armstrong               Non-affiliate                1,000               1,000             0
Austin Armstrong                Non-affiliate                1,000               1,000             0
Jack Arcuri                     Non-affiliate                1,000               1,000             0
Karen Arcuri                    Non-affiliate                1,000               1,000             0
BB Jem, Inc.                    Non-affiliate                1,000               1,000             0
Daniel Birbilis                 Non-affiliate                1,000               1,000             0
Carswell Landscape              Non-affiliate                1,000               1,000             0
Bruce Cavossa                   Non-affiliate                1,000               1,000             0
Richard Chester                 Non-affiliate                1,000               1,000             0
Mark Clinton                    Non-affiliate                1,000               1,000             0
Riley Colacurcio                    (2)                      1,000               1,000             0
Robert Colacurcio                   (2)                      1,000               1,000             0

                                       11

  Name of Selling               Relationship with          Shares           Shares to be        Shares
  Stockholder                       issuer               owned prior          registered      owned after
                                                         to offering                           offering
Victor Estrada                  Non-affiliate                1,000               1,000             0

Suzanne Fallon                  Non-affiliate                1,000               1,000             0
Rita Frank                      Non-affiliate                1,000               1,000             0
Barry Fowler                    Non-affiliate                1,000               1,000             0
Todd Gerst                      Non-affiliate                1,000               1,000             0
Chase Gladstone                     (1)                      1,000               1,000             0
Roslyn Gladstone                    (1)                      1,000               1,000             0
Tyler Gladstone                     (1)                      1,000               1,000             0
Richard Gruber                  Non-affiliate                1,000               1,000             0
Lucy Haas                       Non-affiliate                1,000               1,000             0
John Haas                       Non-affiliate                1,000               1,000             0
Lewis Hiller                    Non-affiliate                1,000               1,000             0

Emily Hunter                    Non-affiliate                1,000               1,000             0
Mark Hunter                     Non-affiliate                1,000               1,000             0
Sandra Sagnelli                 Non-affiliate                1,000               1,000             0

Dean Langdon                    Non-affiliate                1,000               1,000             0
Christine McCaffrey             Non-affiliate                1,000               1,000             0
Colin McGrane                   Non-affiliate                1,000               1,000             0
Dillon McGrane                  Non-affiliate                1,000               1,000             0
Jennifer Miller                 Non-affiliate                1,000               1,000             0
Nicole Miller                   Non-affiliate                1,000               1,000             0
MSC Ltd. Inc.                       (2)                      1,000               1,000             0
Odyssey Acq. Corp.                  (1)                      1,000               1,000             0
Winifred Ruane                  Non-affiliate              1,000                 1,000             0
Stone Well Corp.                Non-affiliate              1,000                 1,000             0
U.S. Energy Conservation        Non-affiliate              1,000                 1,000             0
Lisa Whitmer                    Non-affiliate              1,000                 1,000             0
Kelly Williams                  Non-affiliate              1,000                 1,000             0

                                       12

  Name of Selling               Relationship with          Shares           Shares to be        Shares
  Stockholder                       issuer               owned prior          registered      owned after
                                                         to offering                           offering
Floyd Wilkenson                 Non-affiliate              1,000                 1,000             0
Hilda Zaffer                    Non-affiliate              1,000                 1,000             0
Theodore Zaffer                 Non-affiliate              1,000                 1,000             0

Total                                                  9,465,000             3,350,000       6,115,000


(1) Lauri Gladstone is a founder and promoter of New Century Capital & Consulting Corp. Those shareholders with the (1) note are affiliates of Lauri Gladstone, and therefore, are deemed to be affiliates of the issuer under the securities laws.

(2) Mark Colacurcio was the sole director and officer of New Century Capital & Consulting Corp. He is deemed to be an affiliate of the issuer, and those persons identified with the note (2) are affiliates of Mr. Colacurcio, and, therefore, are deemed to be affiliates of the issuer under the securities laws.

ISSUANCE, SALE AND TRANSFER OF SHARES PURSUANT TO EXEMPTION FROM REGISTRATION


         The following table reflects the sales and transfers of unregistered securities from inception through the date of this prospectus. The issuer and registrant relied on the exemption afforded by Section 4(2) of the Securities Act and the regulations promulgated thereunder in connection with the transactions. The certificates for the shares all received restrictive legends. The consideration for the shares issued to all persons on the schedule have been fully paid, and there exists no commitment by the company to provide anything of value in connection with the issuance of the shares to any person.


  Shareholder                Service and Qualification              Date             Value of           Number
                                                                  Acquired          Service or        of Shares
                                                                                   Consideration

54 Persons                   Founders and Investors                January          $6,851 in         1,000,000
                                                                    2000          aggregate paid
                                                                                    or credited

Shareholder                Service and Qualification              Date             Value of           Number
                                                                 Acquired          Service or        of Shares
                                                                                   Consideration

Jeffrey Feldman              Consulting on business                 May 15,          $3,375           446,500
                             development, financing and              2001
                             acquisitions;19 years of
                             experience in business in
                             Miami area, with emphasis on
                             risk management associated
                             with transportation, hotels, and
                             parking facilities

                                       13

Vanguard                     Consulting on strategic                May 15,         $15,000           400,000
Communications               planning, marketing, Internet           2001
Group Ltd.                   marketing and financing; 6
                             years of representation of
                             public companies and
                             emerging companies with
                             public relations, and website
                             development (S. Bazsuly,
                             principal) (Vanguard disclaims
                             any beneficial interest in shares
                             of Ms. Martin)

Bentley Ross & Bara          Consulting on advertising,             May 15,          $3,000           325,000
                             media relations, telemarketing          2001
                             and image analysis; 20 years of
                             advertising representation with
                             emphasis on direct marketing
                             and telemarketing (M. Bazsuly,
                             principal) (BR&B disclaims
                             any beneficial interest in shares
                             of Mr. Vasilakis)

Jennifer Martin              Consulting on business                 May 15,           $7,500           120,000
                             development, administration,            2001
                             acquisitions, and corporate
                             structure; 10 years of
                             experience working with public
                             companies in developing
                             business plans and marketing
                             plans (an officer of Vanguard
                             Communications Group, Ltd.
                             but disclaims any beneficial
                             interest in shares of Vanguard)

William Vincent              Consulting and legal services          May 15,         $15,000           120,000
Walker                       related to the acquisition of           2001
                             Panther Com Enterprises, Inc.;
                             30 years of legal practice in
                             business associations

Steve Vasilakis              Consulting on advertising,             May 15,          $1,500            88,500
                             media buying, direct mail and            2001
                             telemarketing; 28 years of
                             experience in advertising (a
                             marketing director at Bentley
                             Ross & Bara agency but
                             disclaims any beneficial
                             interest in shares of BR&B)

                                       14

  Shareholder                Service and Qualification              Date             Value of           Number
                                                                  Acquired          Service or        of Shares
                                                                                  Consideration

Manuel Sanchez               Founder, Sole officer director         May 31,       Exchange for       6,395,000
                             and shareholder of Panther              2001        100% of stock
                             Com Enterprises, Inc.; 6 years                      of Panther Com
                             of experience in                                    Enterprises, Inc.
                             telecommunications marketing


December Holdings,           Business development advice            June, 2001      $11,250           191,250
Inc.                         including capital formation,
                             financing, and insurance;
                             principal has 38 years of
                             experience in advising and
                             operating companies. (W.
                             Kolker, President)
T-Beck Capital               Business development and               June, 2001       $7,500           191,250
                             financial advice on factoring;
                             principal has 20 years in the
                             field (Ms. Tracie Williams,
                             President)
Public Image Limited,        Consulting on marketing,               June, 2001       $7,500           101,250
Inc.                         advertising, and corporate
                             administration; 18 years of
                             experience in advising
                             companies (L. Perlmutter,
                             President and sole shareholder)
Robert E. Gold               Consultant for finance and             June, 2001       $3,750           191,250
                             marketing; 25 years experience
                             in finance and mortgage
                             lending
Aida Gonzalez                Sister of Mr. Sanchez                  June, 2001          $10            10,000
Angel Sanchez                Father of Mr. Sanchez                  June, 2001          $10            10,000
Jorgelina Morado             Stepmother of Mr. Sanchez              June, 2001          $10            10,000
Christian Rodriguez          Stepson of Mr. Sanchez                 June, 2001          $10            10,000
Monique Sanchez              Daughter of Mr. Sanchez                June, 2001          $10            10,000
Cristina Sanchez             Wife of Mr. Sanchez                    June, 2001          $10            10,000
Olga Gongora                 Mother-in-law of Mr. Sanchez           June, 2001          $10            10,000
Elba Foneseca                Friend of Mr. Sanchez                  June, 2001          $10            10,000
Joel Velasquez               Friend of Mr. Sanchez                  June, 2001          $10            10,000
Carlos J. Martinez           Friend of Mr. Sanchez                  June, 2001          $20            20,000

                                       15


  Shareholder                Service and Qualification              Date             Value of           Number
                                                                  Acquired          Service or        of Shares
                                                                                  Consideration

Efrain Rodriguez             Consultant for accounting and            August,       $15,000           300,000
                             financial reporting; CPA with             2001
                             over 10 years experience in
                             public accounting

Guillermo Acosta             Director                               September,         $150            10,000
                                                                      2001
Alvaro Ramirez               Director                               September,         $150            10,000
                                                                      2001
Rafael Perez                 Marketing agent for the                December,       $50,000           250,000
                             company                                  2001


         The promoters of our original issue of shares were Lauri Gladstone, Jeffrey Klein and Mark Colacurcio. None of these shareholders is a holder of 10% of our outstanding shares at the time of this offering, but Lauri Gladstone and Jeffrey Klein are deemed to be promoters because each will be offering for sale more than 10% of the shares which are the subject of this offering. Other than the consideration received by us from the promoter for the purchase of the shares, we have no agreements to provide Lauri Gladstone, Jeffrey Klein and Mark Colacurcio with anything of value. Mr. Klein performed legal services for us, and we have fully paid for all services. We have no agreement to engage him for any future services.

         Certain of the consultants to New Century that received their shares in May 2001 are also deemed to be promoters of the company. Jeffrey Feldman, Vanguard Communications Group, Ltd., and Bentley Ross & Bara each held more than 10% of our outstanding shares when they acquired their shares. Immediately following the acquisition, we issued additional shares which reduced the percentage to less than 10%. Jeffrey Feldman and Vanguard Communications Group, Ltd. are deemed to be promoters of the company because each will be selling over 10% of the offering contemplated for the shares that are the subject of this registration statement.

         Mr. Steve Vasilakis was issued 88,500 shares of common stock as compensation for consulting services. He is a marketing director for Bentley Ross & Bara, but he has no control over the shares held by Bentley Ross & Bara, and he has no beneficial interest in the shares.

         None of these persons deemed to be promoters has any agreement to receive any additional money or property from us. All of our obligations related to these persons have been fully discharged.

         Jennifer Martin is a consultant and an officer of Vanguard Communications Group, Ltd. Ms. Martin is not a shareholder or director of Vanguard, and she asserts no control over the shares of Vanguard or the shares of the company (voting or disposition rights) held by Vanguard. Vanguard has no control over the shares of the company held by her. Each disclaims any beneficial interest in the company's shares held by the other.

         Mr. William Vincent Walker received 120,000 shares of common stock of New Century in consideration for the legal advice and preparation of documents for the acquisition of Panther Com. The service was valued at $15,000. Following the closing of the transaction, the company engaged Mr. Walker to represent it in connection with the preparation of certain reports the company filed with the Commission. In addition, the company engaged him to assist in the preparation of the Registration Statement on Form SB-2. The engagement is the subject of a separate, independent compensation arrangement. The company has no obligation to hire Mr. Walker.


         At the exchange of the New Century Capital & Consulting Corp. shares for the shares of Panther Com Enterprises, Inc., Mr. Sanchez was scheduled to receive 7,500,000 shares. The amount of shares which Mr. Sanchez received and holds as of the date of this prospectus is 6,395,000. Certain financial consultants for Panther Com received an aggregate of 675,000 shares as compensation for services to Panther Com, and these obligations were assumed by us. Mr. Sanchez disclaimed interest in 675,000 shares which had been scheduled for him and returned the shares to the company. We issued the 675,000 shares to the four consultants to satisfy the obligation. The fair value of the services for the four consultants was estimated by management to be $30,000. The company issued 300,000 shares to Efrain Rodriguez, a consultant to Panther, as a financial inducement to secure the services of Mr. Rodriguez. The value of this inducement was estimated by management to be $15,000. In addition, we granted 10,000 shares each to Mr. Alvaro Ramirez and Guillermo Acosta as an inducement for them to become directors of Panther. The 320,000 shares issued to Messrs. Rodriguez, Ramirez, and Acosta were issued by us from shares that Mr. Sanchez returned to us from the shares he received in the original exchange with New Century. Mr. Sanchez is making no claim against us for the shares returned to us and used by us for the compensation to the consultants and directors. We issued 110,000 shares to 11 individuals who are personal acquaintances or relatives of Mr. Sanchez from shares received by him in connection with the exchange for New Century shares. Mr. Sanchez returned the 110,000 shares, and the 11 individuals purchased the shares for the par value, which was the value for which we issued the shares to Mr. Sanchez.


         The company issued 250,000 shares to Mr. Rafael Perez in consideration for $50,000 in December 2001. Mr. Perez is a marketing agent for our calling cards in South Florida.

         In each instance of issuance of shares of stock of Panther, we and Mr. Sanchez have relied on the exemption from registration afforded by Section 4(2) of the Securities Act, namely that the transactions did not involve a public offering. No one has made any public solicitation for the sale or distribution of shares. Each shareholder is a person known to the principals of Panther at the time the shares were issued. Each person receiving shares as a form of compensation had intimate knowledge of our business and financial condition when they received the shares. No investor currently holding shares made any investment that each could not lose if our shares never have any value. Each certificate for the shares received a restrictive legend advising the holder of the limitations on further transfer without registration or an exemption. All shares issued by New Century when it was a development stage company are the subject of this registration statement.

                              PLAN OF DISTRIBUTION


         Panther is registering 3,350,000 shares out of the 10,250,000 total outstanding. The selling stockholders intend to offer the shares at $1.00 per share through registered broker-dealers. The offering price will remain at that level until the shares are quoted on the OTC Bulletin Board or other public
                                       17
market. The offering price will then fluctuate with the prevailing market or at privately negotiated prices. Panther has no intent to authorize any stock dividends, stock splits or other reorganization in the foreseeable future. The company has no preemptive rights or other agreements which would require adjustments to the shares.

         The registered shares include 2,500,000 shares representing all the shares issued by the company when it was a "blank check" or "shell" company. The balance of the shares included in the registration were issued in connection with the acquisition of the operating company or subsequent to the acquisition. The Commission has taken the position that shares issued by "shell" companies cannot be sold by the holders without registration because the holders are deemed to be "statutory underwriters." In addition, the Commission's position is that the exemption afforded by Rule 144 is not available to holders, without regard to the period of holding the shares, because, in its view, persons taking shares in "shell" companies are participating in a distribution without compliance with the registration requirements of the Securities Act. None of the holders of the 2,500,000 shares made any distribution, transfer, or sale of any of the shares issued to them by the company. All of the shares issued during the period the company was a development stage company are the subject of this registration statement.

         The company has no shares which are the subject of any options, warrants, convertible securities or stock plans. Mr. Sanchez holds approximately six million shares that may be sold at a point in the future pursuant to the exemption afforded by Rule 144. He acquired his shares in June 2001. In addition, four persons acquired an aggregate of 675,000 shares for services. These shares are restricted. Another 270,000 shares acquired at various times from June 2001 to December 2001 by 10 relatives and associates of Mr. Sanchez, two directors, and an agent of the company will remain restricted following the effective date of this registration. These shares are not the subject of this registration statement.

         Panther will pay the costs, expenses and fees of registering the common stock, but the stockholders will pay any underwriting or brokerage commissions and similar selling expenses relating to the sale of shares of their common stock.

         Panther has no knowledge of any existing arrangements between the stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the common stock.

         If a market for the common stock develops, the stockholders may sell their common stock at market prices prevailing at the time of the sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices, any of which may change. The stockholders may sell some or all of their common stock through:

                  ordinary broker's transactions, which may include long or short sales;

                  purchases by brokers, dealers or underwriters as principal and resale by those purchasers for their own accounts under this prospectus;

                  market makers or into an existing market for the common stock;

                  transactions in options, swaps or other derivatives;

                  or any combination of the selling options described in this prospectus, or by any other legally available means.
                                       18

         In addition, the stockholders may enter into hedging transactions with broker-dealers, who may engage in short sales of the common stock in the course of hedging the positions they assume. Finally, the stockholders may enter into options or other transactions with broker-dealers that require the delivery of the common stock to those broker-dealers. Subsequently, the shares may be resold under this prospectus.

         In their selling activities, the stockholders will be subject to applicable provisions of the Exchange Act, and its rules and regulations, including Regulation M, which may limit the timing of purchases and sales of the common stock by Panther's stockholders.

         Those stockholders and any broker-dealers involved in the sale or resale of Panther's common stock may qualify as "underwriters" within the meaning of Section 2(11) of the Securities Act. In addition, the broker-dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act. If any broker-dealer or any of Panther's stockholders qualifies as an "underwriter," they will be subject to the prospectus delivery requirements of Rule 174 promulgated under the Securities Act.

         In conjunction with sales to or through brokers, dealers or agents, the stockholders may agree to indemnify such brokers, dealers or agents against liabilities arising under the Securities Act.

         In addition to selling their common stock under this prospectus, the stockholders may:

                  transfer their common stock in other ways not involving market makers or established trading markets, including by gift, distribution or other transfer; or

                  sell their common stock under Rule 144 of the Securities Act, if the transaction meets the requirements of Rule 144.


         Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell only an amount every three months equal to the greater of (a) one percent of a company's issued and outstanding shares, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale. After holding the shares for two years, the amount of "restricted securities" which a non-affiliate person may sell is not so limited, and non-affiliates may sell without volume limitation their shares held for two years if there is adequate current public information available concerning Panther.


         Panther has advised the stockholders that, during the time each is engaged in distribution of common stock, each must comply with Rule 10b-5 and Regulation M under the Exchange Act. They must do all of the following under those rules:

                  not engage in any stabilization activity in connection with the common stock;

                  furnish each broker who may be offering the common stock on behalf of the stockholders the number of copies of this prospectus required by each broker; and not bid for or purchase any of the common stock or attempt to induce any person to purchase any of the common stock, other than as permitted under the Exchange Act.

         Any of the stockholders who may be "affiliated purchasers," as defined in Regulation M, have been further advised that they must coordinate their sales under this prospectus with each other and Panther for the purposes of Regulation M.

         To the extent required by the Securities Act, a supplemental prospectus will be filed, disclosing:

                  the name of any such broker-dealers;
                  the number of securities involved;
                  the price at which such securities are to be sold;
                  the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable; that such broker dealers did not conduct any investigation to verify the information set out in this prospectus, as supplemented; and other facts material to the transaction.

         It is anticipated that the selling stockholders will offer substantially all of the shares that are the subject of this registration statement for sale. Further, because it is possible that a significant number of the shares could be sold at the same time, any sales, or the possibility thereof, may depress the market price of our common stock. There is no assurance that any of the stockholders will sell any of their common stock.


         For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of penny stock securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the "penny stock rules" require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview
         The following discussion should be read in conjunction with the consolidated financial statements and notes commencing at page F-1 herein. To date, our principal source of revenue has been the marketing and distribution of prepaid long distance calling cards for both domestic and international use. We distribute the prepaid cards utilizing card numbers and PINs provided by the telecommunications carrier providing the long distance service for the card. We incur up-front expenses of printing the phone cards. We purchase the long distance phone service from various telephone companies who agree to provide usage time to the cardholder after we sell and activate the phone cards. Prepaid phone cards are distributed through a vast network of retail outlets, including convenient stores, newsstands, grocery stores and discount stores. The retail outlets are serviced by independent distributors nationwide, except in South Florida where retail outlets are serviced through our commission salespersons.

Results of Operations for the Year Ended August 31, 2001

         We began active operations in September 2000. Effective May 31, 2001, New Century Capital & Consulting Corp. ("New Century"), a publicly held "shell" corporation acquired Panther Com Enterprises Inc. Concurrent with the acquisition, New Century, the legally surviving parent company, changed its name to Panther Telecommunications Corporation. For accounting purposes, the acquisition has been treated as a reverse acquisition with Panther Com as the accounting acquirer. Accordingly, the consolidated financial information herein includes the accounts of Panther Telecommunications Corporation and its wholly owned subsidiary Panther Com except for the result of operations and cash flows prior to May 31, 2001, which are those of Panther Com. In our initial year ended August 31, 2001, we had a net loss of $161,087.

         Revenues in our initial year ended August 31, 2001 were $5,862,582, including $2,090,771 in the last quarter. The monthly average revenues in the initial nine months ended May 31, 2001 were $419,090. The monthly average revenues in the last quarter of our initial year ended August 31, 2001 were $696,924. The monthly revenue increase of $277,834 or 66% in the last quarter of our initial year ended August 31, 2001 was due to the addition of customers, as well as an increase in the number of phone cards we distribute. In the last quarter of our initial year ended August 31, 2001, we introduced phone cards specifically branded for calling to Peru, Nicaragua, Haiti, Argentina and Colombia.

         Wholesale revenues in our initial year ended August 31, 2001 were $3,892,847, including $1,218,408 in the last quarter. The monthly average revenues in the initial nine months ended May 31, 2001 were $297,160. The monthly average revenues in the last quarter of our initial year ended August 31, 2001 were $406,136. The monthly revenue increase of approximately $108,976 or 37% in the last quarter of our initial year ended August 31, 2001 was due to the addition of distributors, as well as an increase in the number of phone cards we distribute as explained above.

         Retail revenues in our initial year ended August 31, 2001 were $1,969,735, including $872,363 in the last quarter. The monthly average revenues in the initial nine months ended May 31, 2001 were $121,930. The monthly average revenues in the last quarter of our initial year ended August 31, 2001 were $290,788. The monthly revenue increase of approximately $168,857 or 138% in the last quarter of our initial year ended August 31, 2001 was due to the addition of retail outlets, as well as an increase in the number of phone cards we distribute as explained above. On average, we serviced approximately 400 retail outlets in the initial nine months ended May 31, 2001 when compared to approximately 1,200 retail outlets in the last quarter of our initial year ended August 31, 2001. We were able to increase the number of retail outlets we service because (a) in May 2001 we were able to purchase from one of our carriers on a consignment basis which allowed us to place the cards in retail outlets on a consignment basis; and (b) we added commission salespersons increasing from five in the first quarter to eighteen at the end of our initial year ended August 31, 2001.

         Cost of revenues, consisting primarily of telecommunications costs, amounted to $5,186,239 or 88% of revenues in our initial year ended August 31, 2001, including $1,712,305 or 82% of revenues in the last quarter. Our gross profit margin for our initial year ended August 31, 2001 was 12%, with 8% in the initial nine months ended May 31, 2001 and 18% in the last quarter of our initial year ended August 31, 2001. The profit margin increase is due to favorable pricing terms with our telecommunication carriers based on higher usage volume and an increase in retail revenues as compared to wholesale revenue. Discounts from the face value of the card granted to distributors are approximately on average 5% higher than discounts granted to retailers.

         Selling, general and administrative expenses, consisting primarily of salaries, sales commissions and professional fees, amounted to $669,555 for the initial year ended August 31, 2001, which included $247,814 in the last quarter. Selling, general and administrative expenses as a percentage of revenues were 11% of revenues for our initial year ended August 31, 2001, which compared to 12% of revenues in the last quarter. Our general and administrative expenses increased from an average of $46,860 per month during the initial nine months to an average of $82,605 per month during the last quarter of our initial year ended August 31, 2001. The increase was mainly due to an increase of approximately $32,700 on average in salaries and commissions paid. Such increase was in line with the increase in the number of our commission salespersons and other administrative personnel, which increased from 12 to 29 over the period. The remainder of the increase is due to normal escalation in overhead necessary to support our growth.

         Other expenses consisted of non-recurring professional fees incurred in the last quarter of our initial year ended August 31, 2001 in connection with the reverse acquisition and the preparation of the related public filings and included $60,000 in accounting fees, $30,000 in legal fees and $67,875 representing the fair value of consulting services exchanged for common stock.

         As a result of the factors discussed above, we had a net loss of $161,087 for our initial year ended August 31, 2001.

Results of Operations for the Three Months Ended November 30, 2001 and 2000

         Revenues increased $2,238,720 to $2,879,295 for the three months ended November 30, 2001, up 349% from revenues of $640,575 for the three months ended November 30, 2000. The increase in net sales was primarily due to: (a) an increase in commission salespersons and retail outlets we service, (b) the addition of distributors and (c) introduction of new products. The number of commission salespersons increased from five in November 2000 to fourteen in November 2001. The number of outlets we service increased from approximately 150 in November 2000 to approximately 1,100 in November 2001. We were able to increase the number of retail outlets we service because in May 2001 we were able to purchase from one of our carriers on a consignment basis which allowed us to place the cards in retail outlets on a consignment basis. The number of our distributors increased from six in November 2000 to 23 in November 2001. In the last quarter of our initial year ended August 31, 2001, we introduced phone cards specifically branded for calling to Peru, Nicaragua, Haiti, Argentina and Colombia.

         Revenues in our initial year ended August 31, 2001 were $5,862,582, including $2,090,771 in the last quarter. The monthly average revenues in the initial nine months ended May 31, 2001 were $419,090. We grew to monthly average revenues of $696,924 for the last quarter of last year and to $959,765 for the first quarter of this fiscal year. The monthly revenue increase in our last two quarters was due to the addition of distributors, as well as an increase in the number of phone cards we distribute as explained above.

         Wholesale revenues increased $1,234,412 to $1,676,472 for the three months ended November 30, 2001, up 279% from revenues of $442,060 for the three months ended November 30, 2000. The increase was due to the addition of distributors, as well as an increase in the number of phone cards we distribute as explained above.

         Retail revenues increased $1,004,308 to $1,202,823 for the three months ended November 30, 2001, up 506% from revenues of $198,515 for the three months ended November 30, 2000. The increase was due to the addition of retail outlets, as well as an increase in the number of phone cards we distribute as explained above.

         Our gross margin increased from $26,932 for the three months ended November 30, 2000 to $366,898 for the three months ended November 30, 2001 as a result of higher usage. As a percentage of revenues, our gross margin increased from 4% for the three months ended November 30, 2000 to 13% for the three months ended November 30, 2001. Our gross margin increase was primarily due to favorable pricing terms with our telecommunication carriers based on higher usage volume.
         Selling, general and administrative expenses amounted to $443,728 for the three months ended November 30, 2001 when compared to $43,670 for the same period last year. The increase in selling, general and administrative expenses mainly reflects the normal escalation of overhead required to support our rapid growth. As a percentage of revenues, selling, general and administrative expenses increased from 11% for our initial year ended August 31, 2001 to 15% in the three months ended November 30, 2001. This is due to the fact that, as a percentage of sales, salaries and commissions increased from 6.6% to 8.4%, or $51,827 and professional fees increased from 2.3% to 3.8%, or $43,189. During the last quarter of our initial year ended August 31, 2001, we started to pay only commissions to our salespersons. The increase in commissions paid to salespersons is in line with our increase in revenues. Previously, our salespersons were paid a salary plus commissions. In August 2001, we engaged a financial and management consultant and for his full time work for us we paid him approximately $32,000 in the three months ended November 30, 2001. We have extended an offer to him for employment, but no agreement has been made as of the date of this Quarterly Report. We also paid approximately $10,000 in legal and licensing fees in connection with our application for telecommunication licenses from State Public Service Commissions in the states in which we operate.

         Other expenses of $20,000 in the three months ended November 30, 2001 consisted of professional fees in connection with the May 31, 2001 reverse acquisition and the preparation of the related public filings.

         In December 2001, we became aware that certain phone cards, which had already being billed in full by one of our carriers, were cards that had malfunctioned and were deactivated. We had credited our customers for the unused time on these deactivated cards serviced by this carrier. We also became aware that certain cards serviced by this carrier were billed to us more than once and that we were billed for some cards for which we had not authorized their purchase. We have informed such carrier that we are seeking to recover in the form of a credit an amount estimated at this time to be between $150,000 and $200,000 for the cards that had malfunctioned and were deactivated, and we are currently reviewing all of our usage reports with this carrier to determine the amount relating to over billings and unauthorized purchases. At this time, however, no determination can be made of the amount of ultimate recovery or the timing of the recovery on the cards that malfunctioned and were deactivated or of the amount of recovery that may result from over billings and unauthorized purchases.

         As a result of the factors discussed above, we had a net loss of $96,830 for the three months ended November 30, 2001 when compared to a net loss of $16,738 for the three months ended November 30, 2000.

         Liquidity and Capital Resources

         We generated $38,442 in cash from operating activities during the three months ended November 30, 2001 as a result of a decrease in unbilled revenue of $79,982 and an increase in deferred revenue of $72,851, offset by a net loss of $96,830.
         Cash used in investing activities amounted to $25,000 during the three months ended November 30, 2001, utilized to make a required deposit with a telephone carrier.
         Net cash flows provided by financing activities amounted to $52,000 for the three months ended November 30, 2000 and mostly represented a $50,000 loan from two non-affiliated individuals. The loan is a demand note that bears interest at approximately 14% per annum. As of November 30, 2001, we have repaid $24,000 of principal on the note. The debt is being retired as cash flow permits.

         As of November 30, 2001, we had current assets of approximately $308,000, current liabilities of approximately $539,000 and net working capital deficiency of approximately $231,000. The independent auditors' report on our audited financial statements as of and for our initial year ended August 31, 2001 included an explanatory paragraph stating that our deficiencies in working capital and stockholders' equity raise substantial doubt about our ability to continue as a going concern.

         We have retained the services of Venture Fund Management LLC of Palm Beach, Florida to act as a nonexclusive placement agent to assist us in securing receivables financing to provide us with liquidity to meet our current and future needs. Venture Fund Management LLC is entitled to a finder's fee of up to 10% of funding. There can be no assurance that we will be able to obtain such financing on reasonably commercial terms, or otherwise, or that we will be able to otherwise satisfy our short-term needs from other sources in the future.

         In December 2001, the Company issued 250,000 shares of the common stock to an individual in exchange for $50,000. For the year ending August 31, 2002, we anticipate raising an additional $500,000 to cover: (1) our current working capital deficiency, (2) anticipated sales and accounts receivable growth and (3) hiring four additional employees, including one executive and a controller.

         We believe that cash flows from operations will continue to finance our operations. We anticipate the need to generate a gross margin of approximately $1.8 million during the next twelve months to cover our operating costs. We believe that cash flows from operations will continue to finance our operations. Although cash flows from operations amounted to only $38,442 for the quarter ended November 30, 2001, we are in the process of implementing new strategies geared towards improving the Company's cash flow position. We are concentrating our efforts in two specific areas: (1) increase in revenues and (2) change to telecommunication purchase arrangements that provide for a higher margin and better cash flows.

         We are expanding our distribution channels, sales force and introducing new products in order to increase revenues, in addition to implementing an aggressive sign-up program for new distributors and retail outlets. The increase in sales will bring us economies of scale, which will have a direct impact in the cash flows generated from operations.

         We principally purchase telecommunication services under two types of arrangements: First Use and As Used. Under First Use arrangements, we receive the cards from the carrier under a consignment contract, which provides for the payment of the cards after first use by the consumer. This arrangement negatively impacts our cash flows because we have to cover every week the difference between the cards billed by the carrier and the cards pending collection from the retail stores or distributors. This type of arrangement has represented up to 70% of our business. Under As Used arrangements, we pay only for the time use by the consumer on the cards, however we may collect the full amount of the card (net of discounts and commissions) from the retail stores and distributors when the card is sold. Industry averages indicate that a card should be fully consumed over a period of 45 days. The time difference between the payment for services and the collection of the sale of the cards provides Panther with a major source of cash flow. This cash flow has principally financed the growth of the company to date.

         Furthermore, margins under As Used arrangements are higher margin because of the breakage or the percentage of the time allowed under the card that is never used by the customer benefits us. Breakage includes: (1) the rounding of the call using 1 to 3 minutes increments, (2) other fees and charges associated to the service, which also reduces the actual talking time on the card, and (3) the time the customer will never use on the card

         We have entered into and expanded our relationships with carriers that allow us to purchase services based on an As Used basis. We anticipate changing all of our carrier relationships to this type of arrangement in the near future. We believe that the implementation of these strategies will significantly improve our cash flows from operations and will finance our growth for the next year.

                                  THE BUSINESS

Organization and Background


         Panther Telecommunications was organized in January 2000 under the name of New Century Capital & Consulting Corp. for the purpose of engaging in any lawful activity. Following the organization of Panther, it issued 1,000,000 shares of its common stock in a private placement, and later filed a Form 10-SB with the Commission for the purpose of becoming an Exchange Act reporting company. The sole officer and director of New Century was Mark Colacurcio. Jeffrey Klein and Lauri Gladstone were the principal promoters, and together they held 90% of the outstanding shares. In early 2001, certain consultants were engaged to position New Century for an acquisition and to search for and prepare for the acquisition of an operating company. These consultants received 1,500,000 shares of the company's common stock as compensation for services. The services under such agreements have been provided, and no obligations by either party remain outstanding.

         In mid-May 2001, New Century entered into an Exchange Agreement with Panther Com Enterprises, Inc. of Miami, Florida, whereby New Century acquired all of the issued and outstanding shares of Panther Com from Manuel Sanchez in exchange for 7,500,000 shares of common stock. Mr. Sanchez was the only officer and director of Panther Com, and he was the sole shareholder. This transaction was closed and effective as of May 31, 2001. The agreement between New Century and Panther Com provided for a stock-for-stock exchange. Other than commitments by Panther Com to provide compensation to four consultants for services prior to the transaction, New Century had no commitment or agreement to provide any property or money to any person or to receive any property or money from any person. Panther Telecommunications issued 675,000 shares in the aggregate to certain consultants of Panther Com for service rendered from October 2000 through August 31, 2001. There existed no agreement for future consideration, and there was no agreement to engage any of the consultants for future services.

        Panther Com Enterprises, Inc. was incorporated in the State of Florida in February 2000. It commenced active operations in September 2000. The acquisition of Panther Com Enterprises, Inc., was treated as a "reverse acquisition," with Panther Com as the accounting acquirer. New Century filed an amendment to its Articles of Incorporation, changing its name to Panther Telecommunications Corporation and adopting the fiscal year of Panther Com, which ends on August 31.

Company Overview

         Panther is a Miami, Florida-based provider of prepaid long distance calling cards. Manuel Sanchez became the president and a director of the Company following the acquisition of Panther Com. Mr. Sanchez has been a major sales producer in the prepaid phone card business in South Florida, having personally generated cumulative sales of more than $200 million since 1995.

         Since its inception, Panther has focused its business on retail and wholesale sales and distribution of long distance prepaid calling card services for domestic calls, and for calls originating in the United States and terminating in other countries. Excellent pricing and quality of transmission have given Panther a solid reputation among individual customers and distribution groups nationwide. Although Panther sells prepaid cards for domestic calls and calls to many foreign countries, Panther has developed special programs for marketing cards to targeted ethnic groups and expatriate nationals for calls made from the U.S. to selected countries.


Industry Overview

         The market for prepaid calling cards has grown significantly in the past decade. Its growth in the United States represents a recent phenomenon, but in Europe and Asia calling cards have been used for more than 20 years. Presently, prepaid calling cards are being offered in more than 140 countries. Industry sources estimate that the total revenue from prepaid phone cards is in excess of $20 billion annually worldwide. The North American market is a late participant.


         The prepaid phone card market in the United States developed when small long distance consolidators and resellers purchased large blocks of long distance minutes from major carriers at deep discounts from the commercial rates. The minutes were then repackaged and sold in small blocks through the cards. The cards gradually became accepted for small businesses to control costs and simplify business record keeping. The cards also provided business travelers with convenience and enhanced features at affordable prices. Prepaid phone cards are a reliable, convenient, and cost-effective alternative to coin-operated calling, collect calling, operator assisted calls and credit card calling. The major long distance carriers eventually recognized the breadth of the market, and carriers such as AT&T, MCI/WorldCom and Sprint have committed significant resources to the prepaid calling card market. In addition, several of the emerging carriers and switchless wholesalers have grown into major industry players including IDT Corp., Ursus Telecom Corporation, 9278 Communications, Inc., and ValuComm Communications. Other distributors of prepaid calling cards include Union Telecard, Alliance and Blackstone Calling Card.

         Panther has developed private label prepaid calling cards dedicated for calls to specific national systems. The cards are distributed in regions which have high concentrations of foreign-born persons. The United States has more than 32 million legal foreign-born residents, of which 51% are from Latin America or are descendants of Latin American residents. Panther has negotiated favorable rates for cards to several Latin American countries which gives Panther a strong price advantage over the large Tier 1 carriers such as AT&T and MCI/WorldCom. Panther is currently negotiating for connections through third party foreign carriers in order to enter markets for which the calling traffic is otherwise exclusively given to a particular United States carrier. These arrangements permit Panther to offer price competitive service. The country specific calling cards represent the fastest growing market for Panther's international card business.

Current Services and Products in Prepaid Phone Cards

         Panther's principal business is the sale and distribution of prepaid calling cards for domestic long distance calls and international long distance calls originating in the U.S. and terminating in selected countries. Because of senior management's extensive experience in the prepaid telecommunications industry, Panther provides a well-blended product mix with competitive international rates and a wide variety of calling cards, products and services which benefits its network of carriers, distributors and end users.

         Panther is primarily a wholesale distributor of prepaid phone cards offered through independent telecommunications carriers. The carrier is responsible for the switching and transmission and the consumer service related to completing and accounting for the calls. Our role is primarily distribution, sales and marketing. Our prepaid card product mix can be defined by the relative control we exert over the product and the pricing. Our present product lines can be divided into the following three segments:

         o We take pre-printed, pre-activated phone cards from telecommunications carriers, and we distribute the cards through our commission sales force and our associated distributors. We receive a commission on the sale of the card. Our position is solely as an independent broker, and we take no responsibility in connection with the service.

         o We develop and produce private label cards for particular carriers in which we print and activate the cards, but the carrier controls the label design, rates, and target market. We are responsible for the marketing, advertising, and distribution. The carrier provides us with a discount, but the control and benefit of the use of the card minutes remains with the carrier. The carrier is responsible for the service to the end consumer.

        o We develop and market our own proprietary cards. These proprietary label cards are exclusive to us, and unlike the prepaid phone cards that we distribute for carriers, we control the discounts for these products. We control the printing, packaging, advertising and distribution of the cards. We direct our marketing to areas where we perceive there is market demand, and we may negotiate directly with the foreign national telephone service in the target market for a connection rate. The marketing of the private label cards will provide us with the opportunity to develop a brand name, particularly for country specific calling cards. With our proprietary cards, we assume the responsibility for the service with the consumer. We control card pricing and discounts to distributors, and we have the benefit of the "breakage" from cards related to connection fees, unused time, and lost cards.

         The long distance rates available to consumers purchasing these cards are between 10% and 50% less than the rates for calls placed by traditional methods. The cards are sold for $5, $10, or $20 to retail customers. The discount from face value at which cards are bought and sold by the participants in the distribution chain varies depending upon the carrier and the features of the card, such as local versus toll free dial-up access, or the rates and geographic regions for which the card can be used.

         Shaped like a credit card, the prepaid phone card easily fits into a standard wallet. Generally, the front face denotes the denomination of the card. The back of the card contains a scratch-off surface covering the card number and personal identification number (a "PIN"). Most domestic prepaid cards employs remote memory technology, which permits consumers to place local, long distance and international calls from any touch-tone phone by dialing a toll-free or local access number to connect to a prepaid phone card switching platform. After being prompted to enter a PIN, the caller is advised of the value remaining on the card and is prompted to enter the telephone number to be called. The call is then routed to its destination. The per-minute charges for the call are automatically deducted from the prepaid account corresponding to the PIN as the call progresses.

         Prepaid phone cards are distributed through a vast network of retail outlets, including convenience stores, newsstands, grocery stores, gas stations, and discount stores. Although prepaid phone card products are also sold through vending machines and, more recently, over Internet websites, the vast majority of phone card sales are still made through retail outlets. In the South Florida region, where the majority of Panther's distribution occurs, Panther estimates that its prepaid phone cards are sold at thousands of retail outlets.

Distribution of Products

         Panther's calling card products are distributed through wholesale and direct retail distribution channels. The ultimate contact with consumers is through the retail outlets. Typically, these outlets are convenience stores, gas stations, newsstands, and small shops. Panther has a product distribution network of more than 1,500 retail outlets in Dade County, Florida. Panther intends to add more than 3,000 outlets in the South Florida region including Dade, Broward and Palm Beach Counties in the fiscal year commencing September 1, 2001. Panther also uses its telemarketing center to make direct sales of cards in markets not served by distributors or its own commission sales force.


         Panther's distribution channels:

     o   Commission salespersons selling cards directly to retail stores;

     o   Wholesale distributors and distributors selling to retail stores;

     o Commission telemarketing salespersons who sell directly to stores and distributors with delivery by express courier.

         As of November 30, 2001, Panther had 19 independent distributors. Panther acts as a wholesaler to these distributors. The products are sold to distributors who sell the products to the ultimate retailers. These distributors market in Florida, New York, New Jersey, Maryland, California, Pennsylvania, North Carolina, Georgia, and Texas.

Future Services and Expansion Strategy

         Panther is expanding its distribution market presence into the New York City region, Southern California (Los Angeles and San Diego), Chicago, Boston, Atlanta, and in the major metropolitan areas of Texas. The expansion will be through adding new distributors and using existing distributors who have committed to open these new markets. Panther will be exploring opportunities to purchase distribution companies, if market conditions are favorable. Panther also intends to offer prepaid cards for wireless transmission in the future. Panther also is developing some products unique to the market, such as reciprocal calling cards, whereby calls can be made to and from an international destination.

Suppliers and Vendors

         Panther negotiates for the distribution of cards with service provided through numerous long distance carriers, including Terra Telecommunications Corp., Radiant Telecom, Inc., XO Communications, Inc., Intelligent Switching and Software, LLC, and Netvoice Encom, LP. Currently, in any given month one of our carriers may provide up to 60% or more of our business. The market for service suppliers, however, is competitive, and we believe that our concentration with few suppliers for our proprietary label cards is a result of the competitive conditions which allow us to take large blocks of numbers at low rates because of the volume of our business. The large block of cards results in few carriers at any point in time. Although our concentration of sales may be through one carrier one month, the next month we may be using another carrier as our predominate service supplier.


         Panther has contracted with Nationwide Printers of America in Miami, Florida, to print and encode the phone cards. Because of the important role the printer plays in the distribution of cards, Panther has located its offices near the printer in order to be assured of prompt service printing new products which will give it a substantial advantage in introducing new cards for new markets.

Competition

         The global telecommunications market is currently estimated at more than $600 billion per year, and it is expected to triple by 2010. Panther intends to compete in niche markets, but the enormous size of the market allows for aggressive companies to seize markets which can be highly profitable.


         The prepaid phone card business is extremely fragmented and very cost competitive. Many of Panther's existing and potential competitors have financial, personnel, marketing, customer bases and other resources significantly greater than Panther's. As a result, they may be able to grow faster and more profitably.


         The suppliers with whom Panther will contract for all switching and transmission may also be its competitors. Both the interexchange carriers and local exchange carriers that will be providing transmission services for Panther have access to market information about the location of Panther's customers and business volume for whom they provide the actual call transmission. Interexchange carriers or "IXCs," are telecommunications companies that provide interstate or intrastate telecommunications services between local exchanges. Local exchange carriers, or "LECs," are telecommunications companies that provide telecommunications services in a geographic area in which calls generally are transmitted without toll charges. Because these IXCs and LECs are potential competitors of Panther, they could use information about Panther's customers, such as their calling volume and patterns of use, to their advantage. The Telecommunications Act, which became law in 1996, has strengthened the rules which govern the privacy of customer proprietary information by expressly prohibiting telecommunications carriers which receive this information from resale carriers for purposes of providing telecommunications services to those resale carriers from using it for their own marketing purposes. In addition, Panther's success will depend on its ability to continue to buy transmission services and access from these carriers at a significant discount below the rates that they make available to Panther's targeted customers.


         Regulatory trends have had, and may continue to have, a significant impact on competition in the telecommunications industry. As a result of the recently enacted Telecommunications Act, the RBOC can now provide, and are providing or have announced their intention to provide, long distance service originating (or in the case of "800" service, terminating) outside their local service areas or offered with other services, such as wireless services. Following application to and upon a finding by the Federal Communications Commission that an RBOC faces facilities-based competition and has satisfied a congressionally mandated "competitive checklist" of interconnection and access obligations, an RBOC can provide long distance service within its local service area. The entry of these well-capitalized and well-known entities into the long distance service market could significantly change the competitive environment in which Panther operates.

         Even though the Telecommunications Act opens new markets to Panther, the nature and value of these business opportunities will partly depend on subsequent regulatory interpretation of the statute's requirements. The FCC has promulgated rules implementing the local competition provisions of the Telecommunications Act. Each state must now individually adopt regulations applying the new national guidelines. Panther cannot assure you that federal and state regulators will implement and enforce the local competition provisions of the Telecommunications Act in a way that will permit Panther to compete in the local telecommunications market or that subsequent legislative or judicial actions will not hurt Panther's ability to do so.


Regulation

         The company is classified as an Interexchange carrier (IXC) providing long distance telecommunication services. Panther has been granted full certification as an IXC in Florida and California. We are awaiting the grant of final authority for the New York Public Utility Commission. Panther has temporary authority to conduct business in New York until the PUC grants final authority.

         The process of certifying an IXC involves the filing of an application. In addition, the applicant will submit business plans, executive summaries, financial statements, resumes of officers and technicians, a schedule of tariff rates, and any other supplementary information requested by the PUC. The filing grants a provisional or temporary license, and the certifying process generally takes between 90 and 120 days.

         Panther has prepared applications for filing as an IXC in the following states: Colorado, Georgia, Illinois, Massachusetts, New Jersey, Pennsylvania, and Texas. The licensing process in these states will span through August of 2002.


Employees

         Panther has 31 full-time employees in the Miami, Florida office. Panther also engages consultants and commission sales persons on an as-needed basis. Panther considers its relationship with its employees to be satisfactory.

Property and Equipment


         Panther leases its principal executive offices in a modern commercial office building located at 5255 N.W. 87th Avenue, Suite 101, Miami, Florida. These offices consist of approximately 5,200 square feet of office space. The lease is currently a three-year sub-lease. We operate a telephone calling facility in 500 square feet of its executive offices for its customer service calls and telemarketing activities.


         We have adequate computer processing and telecommunications equipment to service our current and near term business needs. The equipment is in good conditions, and the company has employees who are capable of servicing the equipment. We do not intend to acquire any material additional equipment. If additional equipment is needed, we will acquire it out of internal cash flow, third party financing, or through leasing.

                                LEGAL PROCEEDINGS

         Panther is not a party to any legal proceedings at this time.

         To the knowledge of management, no federal, state or local governmental agency is presently contemplating any proceedings against us. No director, executive officer or other person who may be deemed to be an "affiliate" of Panther or owner of record or beneficially of more than five percent of our common stock is a party adverse to us or has a material interest adverse to us in any proceeding.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         The following table sets forth the names of all of Panther's current directors and executive officers. These persons will serve until the next annual meeting of the stockholders or until their successors are elected or appointed and qualified, or their prior resignation or termination.



      Name             Positions Held                        Date of Election or
                                                                  Designation
Manuel Sanchez         Director, CEO, and President                   2001
Efrain Rodriguez       Director and CFO                               2001
Lynne Perlmutter       Director and Secretary                         2001
Alvaro Ramirez         Director                                       2001
Guillermo Acosta       Director                                       2001



Business Experience of Directors and Officers


         Manuel Sanchez , Chief Executive Officer, President, and Director. Mr. Sanchez is 36 years old. From 1997 to 2000, Mr. Sanchez was Vice President of Sales and Marketing for Technicom Systems, Inc., a large prepaid phone card distributor. Mr. Sanchez was instrumental in taking TSI from inception to $100 million in annual sales during a two-year period. Mr. Sanchez founded Panther Com Enterprises in February 2000, and commenced operations in September 2000. Prior to working in the telecommunications business, Mr. Sanchez was a regional sales manager for the Florida lottery. He was a non-commissioned officer in the U.S. Army for six years from 1983 to 1989 as a nuclear biological chemist, specializing in analyzing and advising command on systems and procedures during chemical warfare.

         Efrain Rodriguez, Director and Chief Financial Officer. Mr. Rodriguez is 36 years old. Panther engaged Mr. Rodriguez as a financial and management consultant in August 2001. Prior to assuming this position, he served as the Chief Financial Officer for GDA.com, Inc., in Miami from May 2000 to June 2001. GDA.com, Inc. was developing a business and finance portal for Latin America with the financial and strategic support of the leading Latin American newspapers. GDA.com, Inc. filed for reorganization under the federal bankruptcy laws in July, 2001. Mr. Rodriguez worked for
 PricewaterhouseCoopers for 10 years prior to joining GDA. In 1999, Mr. Rodriguez was promoted to Senior Manager of PwC, for audit and business advisory services. He holds a Juris Doctor degree from the University of Puerto Rico and a BA in accounting and finance from Fairfield University. Mr. Rodriguez is a Certified Public Accountant.

         Lynne Perlmutter, Director and Secretary. Ms. Perlmutter is 41 years old. She is a public relations and marketing consultant in Miami, Florida. Ms. Perlmutter has over 16 years of experience in public relations, media relations, investor relations, advertising and marketing. Ten years ago, she organized and is now the owner and manager of Public Image Limited, Inc., a Florida corporation, which acted as a consultant to Panther Com Enterprises, Inc. Through this company, she has performed independent consulting and project development for numerous small to mid size companies in the South Florida region. Prior to organizing Public Image Limited, Inc., she founded Summit Communications, which served as an advertising and financial public relations division for a Miami-based investment firm. She is a graduate of the University of Florida.

         Guillermo Acosta, Director. Mr. Acosta is 68 years old. Mr. Acosta has been associated with the telecommunications industry for over 46 years. He is presently the Executive Vice President of Piksat, Inc., a provider of broadband and Internet satellite telecommunications services. He began his career at Western Electric Company, a division of AT&T, as an engineer developing electronic switching systems. During the 1980s, he worked in marketing and sales with AT&T International and assisted AT&T in its joint venture with Spain's Telefonica and with other telephone companies in Latin America. He became president of AT&T Brazil in 1987 and served in this capacity through 1994. Mr. Acosta's responsibilities included oversight over other AT&T operations in South America. After he left AT&T, he became responsible for business development at Americatel where he served as chief operating officer. Among his responsibilities with Americatel, he was involved with satellite networks and wireless systems for ventures in Latin America. Mr. Acosta holds degrees in Mechanical and Electrical Engineering from the University of Illinois, Electrical Engineering from the Graduate School of Ohio State University, and Business Administration from Ohio Dominican College.

     Alvaro Ramirez, Director. Mr. Ramirez is 47 years old. Mr. Ramirez is currently the Senior Vice President of Cima Telecom, a long distance carrier. Mr. Ramirez founded InterData Engineering Company in 1981. This company became Cima Telecom through a reorganization. Prior to the reorganization, Mr. Ramirez served as the CEO. While leading InterData Engineering, Mr. Ramirez became involved with numerous ventures and projects in Latin America. His work included ventures with AT&T and Control Data de Mexico. During his tenure as CEO, InterData Engineering became one of the largest value added resellers and distributors of telecommunication equipment, computer systems, and business communication systems in the Bahamas and in Bermuda. Mr. Ramirez holds a BS in Electrical Engineering from Universidad Javeriana in Bogota, and he has completed graduate studies in Biomedical Engineering at the University of Miami.

Executive Compensation


         Mr. Manuel  Sanchez   was  the  only  executive  officer  to  receive
compensation during the initial year ended August 31, 2001. Mr. Sanchez received from Panther $40,000 during such period. Mr. Sanchez has agreed to the principal terms of his employment contract, including an annual salary of $180,000 and a three-year term. Mr. Sanchez does not assert any claim for unpaid compensation prior to the signing of the agreement. His employment agreement has been completed, and it is effective as of March 4, 2002. We entered into an employment agreement with Efrain Rodriguez which provides for annual compensation of $140,000. In addition to the standard benefits, Mr. Rodriguez was awarded options to acquire 400,000 shares of our common stock at $.25 per shares.




                           Summary Compensation Table

Name of principal and position           Fiscal       Salary          Other annual               Long term
                                         year                         compensation               compensation

Manuel Sanchez, CEO, Director            2001         $40,000              -0-                       -0-



Summary Compensation Table
Lynne Perlmutter, Secretary,             2001              -0-        $7,500 consulting fee          -0-
Director                                                              received in form of
                                                                      101,250 shares of
                                                                      common stock paid to
                                                                      her wholly owned
                                                                      company
Efrain Rodriguez, CFO, Director          2001              -0-        $7,020 on his consulting       -0-
                                                                      agreement at the rate of
                                                                      $2,700 per week, and
                                                                      $15,000 as a bonus for
                                                                      taking the engagement
                                                                      paid in form of 300,000
                                                                      shares of Panther's
                                                                      common stock
Mark Colacurcio, CEO, Director           2001              -0-             -0-                       -0-
through May 31, 2001



Service and Compensation of Officers and Directors

         Mr. Sanchez and Mr. Rodriguez are the only executive officers of the Company. Each devotes his full time to the business of the company. Ms. Perlmutter does not receive compensation for the duties of corporate secretary. She does not work in the business of the company.


         Panther's directors are expected to attend meetings which will be held at least each quarter. Panther does not compensate its directors for services as a director with monetary compensation. Directors may participate in Panther's stock plan.

Consultants


         Panther has engaged several consultants to assist with management, financing, and business development. Panther used consultants for many of its general and administrative tasks because it did not have a large staff of experienced managers and administrators. We did not have the financial resources to engage a full time staff. Moreover, we were able to secure the services of many of the consultants by offering shares of our stock as a basis for compensation. The use of consultants who would accept shares as compensation was necessary for the company to obtain the services when it had no cash with which to pay the consultants.

         In August 2001, Panther engaged Mr. Efrain Rodriguez as a financial and management consultant. Mr. Rodriguez received 300,000 shares of common stock as a bonus to accept the engagement. The fair value of this bonus was determined by the company to be $15,000. In addition, he currently receives compensation of $2,700 per week for his full time work for us. We have an employment agreement with Mr. Rodriguez, and he has been named our CFO effective as of March 2002.

         The initial consultants were engaged through U.S Funding Corporation of Coral Gables, Florida. This group commenced work in October 2000. The work of this consultant included the services provided by several other independent consultants including December Holdings, Inc., T-Beck Capital, and Robert E. Gold at various times during its engagement. U.S Funding Corporation did received a total of $6,500 in cash payments of fees during its engagement. The initial payment was a fee of $2,500 paid for services in arranging a capital lease for equipment. The $4,000 fee payment was for services in arranging other leases and financing. A total of 573,750 shares of the company's common stock was issued in payment of compensation to named consultants. Public Image Limited, Inc. was engaged in the Spring of 2001 to provide marketing and related services. Ms. Lynne Perlmutter also assumed the position of corporate secretary. A total of 101,250 shares were issued to Public Image Limited, Inc. for its services. All consultants have been paid through the period ended August 31, 2001. As of November 1, 2001, we terminated our consulting agreement with U.S. Funding Corporation. Mr. William Vincent Walker has been engaged to perform legal services limited to specific matters identified by the Board of Directors. He will receive monetary compensation for these services.

         In the Spring of 2001, New Century engaged six consultants at various times to perform services. A total of 1,500,000 shares of common stock was issued to these consultants in May 2001 for services from early 2001 through the end of the fiscal year on August 31, 2001. The value of the services in the aggregate for the six consultants was determined to be $45,375.

         The following table lists the consultants engaged by Panther from the inception of the company through November 30, 2001. The tables includes the services provided by each consultant, the period of service and the compensation paid. See also "Issuance, Sale and Transfer of Shares Pursuant to Exemption from Registration and Selling Shareholders" section above.


Consultant                      Nature of Service, Amount of              Period of          Compensation
                                Service and Transactions                  Service            through 11-30-01

Allegra Armstrong,              Advice on capitalization and              January 2000       6000 shares of
Mark Colacurcio, Robert         marketing opportunities                                      common stock (1000
Colacurcio, MSC, Ltd.,                                                                       shares each) valued
Inc. Winifred Ruane,                                                                         at $1541 in the
and Kelly Williams                                                                           aggregate

                                       34

Jeffrey Klein                   Preparation of Form 10-SB, Form           January 2000       Paid by third party
                                10-KSB, periodic filings and              to May 2001        without charge to
                                corporation organization and                                 Company
                                maintenance

Public Image Limited,           Advice on marketing, advertising,         October 2000       101,250 shares of
Inc.                            and corporate administration and          to August 31,      common stock
                                corporate secretary functions             2001               valued at $7,500 for
                                including arrangements for stock                             services provided
                                transfer agent

Robert E. Gold                  Advice receivables financing,             October 2000       191,250 shares of
                                SBA and SBIC financing and                to August 31,      common stock
                                marketing                                 2001               valued at $3,750 for
                                                                                             the services provided
U.S. Funding Corp.              Provided advice for the company           October 2000       $6,500
(W. Kolker, President)          for business development,                 to November
                                finance, including introductions          2001
                                to banking and finance sources,
                                the preparation of business and
                                marketing plans, presentation of
                                loan applications, tax planning,
                                equipment leasing, office leasing,
                                assisted in negotiations of
                                printing contracts,  assisted in
                                negotiations of Exchange
                                Agreement with New Century

December Holdings, Inc.         Business development advice               October 2000       191,250 shares of
(W. Kolker, President)          including  financing, leasing,            to August 31,      common stock
                                insurance, printing, and carrier          2001               valued at $11,250 for
                                contacts, assisted in negotiations                           the services provided
                                of Exchange Agreement with
                                New Century, devoted over 150
                                hours to services

T-Beck Capital (T.              Advice on business development            October 2000       191,250 shares of
Williams, President)            and factoring                             to August 31,      common stock
                                                                          2001               valued at $7,500 for
                                                                                             the service provided
Vanguard                        Advice on strategic planning for          April 2001 to      400,000 shares of
Communications Group,           company including restructuring           August 2001        common stock
Ltd.                            of capital, evaluation of merger                             valued at $15,000 for
                                and acquisition candidates,                                  the services provided
                                development of Internet strategies
                                and website applications for
                                company after the completion of
                                the reverse acquisition of Panther
                                Com.
                                       35

Jeffrey Feldman                 Advice on business development,           April 2001 to      446,500 shares of
                                capital restructuring, acquisition        July 2001          common stock
                                candidates in various fields,                                valued at $3,375 for
                                evaluation of acquisition targets,                           services provided
                                assisted in due diligence on
                                Panther Com acquisition

Bentley Ross & Bara             Advice on advertising, media              February           325,000 shares of
                                relations, telemarketing and              through            common stock
                                image analysis, presented                 August 2001        valued at $3,750 for
                                acquisition candidates in the                                service provided
                                Internet field

Jennifer Martin                 Advice on business development,           April 2001         120,000 shares of
                                administration, acquisitions, and         through            common stock
                                corporate structure, prepared due         August 2001        valued at $7,500 for
                                diligence package on the                                     services provided
                                company for acquisition
                                candidates, performed due
                                diligence review of acquisition
                                candidates, participated in the due
                                diligence on Panther Com
                                transaction

Steve Vasilakis                 Advice on advertising, media              April 2001         88,500 shares of
                                buying, direct mail and                   through June       common stock
                                telemarketing, reviewed                   2001               valued at $1,500 for
                                candidates for acquisition                                   service provided

W. V. Walker                    Legal services in connection with         April 2001 to      120,000 shares of
                                the preparation of the Exchange           present            common stock for
                                Agreement for the acquisition of                             work through May
                                Panther Com, due diligence                                   2001 valued at
                                related to the acquisition; legal                            $15,000; billings to
                                services in connection with the                              day of $35,000 for
                                preparation of the registration                              registration
                                statement, preparation of periodic                           statement and
                                report filings with the                                      general
                                Commission and general legal                                 representation
                                representation                                               through November
                                                                                             2001
Efrain Rodriguez                Developed accounting systems,             August 2001        300,000 shares of
                                worked full time and established          to present         common stock for
                                administrative procedures for the                            bonus valued at
                                company; assumed the position of                             $15,000; cash
                                CFO in March 2002; assisted in                               payments of $2,700
                                the preparation of SB-2, 10-KSB,                             per week to date.
                                10-QSB and other periodic
                                reports

Venture Fund                    Engaged on a non-exclusive basis          November           No payments earned
Management LLC                  to secure asset based financing           2001to
                                and factoring for the company             present

                                       36

Involvement in Certain Legal Proceedings

         Except as disclosed in the description of the business experience of our directors above, in particular the position of Mr. Rodriguez with GDA.com, Inc. which filed for protection under the bankruptcy code, during the past five years, no present or former director, executive officer or person nominated to become a director or an executive officer of Panther

         (1) was a general partner or executive officer of any business against which any bankruptcy petition was filed, either at the time of the bankruptcy or two years prior to that time;

         (2) was convicted in a criminal proceeding or named subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

         (3) was subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; or

         (4) was found by a court of competent jurisdiction (in a civil action), the Commission or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Stock Option Plan


                  In March 2002, we adopted and implemented a Stock Option Plan. The plan increases the employees', advisors', consultants' and non-employee directors' proprietary interest in us and aligns more closely their interests with the interests of our shareholders. The plan also maintains our ability to attract and retain the services of experienced and highly qualified employees and non-employee directors. As of the date of this prospectus, the board of directors have not granted any options under the plan.

         Under the plan, we reserved an aggregate of 1,500,000 shares of common stock for issuance pursuant to options granted under the plan. Our board of directors or a committee of the board of directors will administer the plan including, without limitation, the selection of the persons who will be granted options under the plan, the type of options to be granted, the number of shares subject to each option and the option price. Options granted under the plan may either be options qualifying as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or options that do not so qualify which are called non-qualifying options. In addition, the Plan also allows for the inclusion of a reload option provision, which permits an eligible person to pay the exercise price of the option with shares of common stock owned by the eligible person and receive a new option to purchase shares of common stock equal in number to the tendered shares.

         Any incentive option granted under the plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any incentive option granted to an eligible employee owning more than 10% of our common stock must be at least 110% of such fair market value as determined on the date of the grant. The term of each option and the manner in which it may be exercised is determined by the board of the directors or the committee, provided that no option may be exercisable more than 10 years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of our common stock, no more than five years after the date of the grant. The exercise price of non-qualified options shall be determined by the board of directors or the committee. The per share purchase price of shares subject to options granted under the plan may be adjusted in the event of certain changes in our capitalization, but any such adjustment shall not change the total purchase price payable upon the exercise in full of options granted under the plan.

         Our officers, directors, key employees and consultants and our subsidiaries (if applicable in the future) will be eligible to receive non-qualified options under the plan. Only our officers, directors and employees who are employed by us or by any subsidiary thereof are eligible to receive incentive options. All options are non-assignable and nontransferable, except by will or by the laws of descent and distribution, and during the lifetime of the optionee, may be exercised only by such optionee. If an optionee's employment is terminated for any reason, other than his death or disability or termination for cause, or if an optionee is not an employee of but is a member of our board of directors and his or her service as a director is terminated for any reason, other than death or disability, the option granted to the director shall lapse to the extent unexercised on the earlier of the expiration date or 180 days following the date of termination. If the optionee dies during the term of employment, the option granted to the employee shall lapse to the extent unexercised on the earlier of the expiration date of the option or the date one year following the date of the optionee's death. If the optionee is permanently and totally disabled within the meaning of Section 22(c)(3) of the Internal Revenue Code of 1986, the option granted to the employee lapses to the extent unexercised on the earlier of the expiration date of the option or one year following the date of such disability. The board of directors or the committee may amend, suspend or terminate the plan at any time, except that no amendment shall be made which (i) increases the total number of shares subject to the plan or changes the minimum purchase price therefore (except in either case in the event of adjustments due to changes in our capitalization), (ii) affects outstanding options or any exercise right thereunder, (iii) extends the term of any option beyond ten years, or (iv) extends the termination date of the plan. Unless the plan has been suspended or terminated by the board of directors, the plan shall terminate in approximately10 years from the date of the plan's adoption. Any such termination of the Plan shall not affect the validity of any options previously granted thereunder.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         There are no family relationships between any director and executive officer.


         Our controlling shareholder, Manuel Sanchez, holds over 63% of the outstanding shares. He was the founder of Panther Com. He advanced to us $57,918 during the initial quarter of operations. Panther repaid this amount in the following two quarters. No interest was charged or paid on the loans, and no interest is being claimed by Mr. Sanchez. Mr. Sanchez has contributed 995,000 shares of his personal shares of common stock to Panther to pay for certain consultants of Panther Com, to induce Mr. Rodriguez to become a director of Panther as well as a financial and management consultant to the CEO, and to induce Messrs. Acosta and Ramirez to become directors of Panther. Mr. Sanchez has agreed not to seek reimbursement for the shares he has contributed to us.

         Ms. Lynne Perlmutter is a director and corporate secretary. Ms. Perlmutter is the sole shareholder and director of Public Image Limited, Inc., a Miami public relations company. Panther Com engaged Public Image Limited, Inc. to provide consulting services for public relations, media relations, and corporate administration in the period through June 2001. Public Image Limited, Inc. received 101,250 shares of common stock of Panther as compensation for all services performed. Panther has no further agreement with Ms. Perlmutter and her affiliate company on consulting services. Ms. Perlmutter may receive incidental compensation for secretary functions. Any future consulting will be done through separately negotiated agreements.


         Mr. Efrain Rodriguez was engaged as a financial and management consultant for the company in August 2001. He agreed to become a director in September 2001. In August 2001, Mr. Rodriguez received 300,000 shares of restricted common stock as a bonus for taking the engagement and his agreement to assume the position of director. Mr. Rodriguez receives a consulting fee of $ 2,700 per week. He assumed the position as Chief Financial Officer on February 26, 2002. His salary is the same as his consulting fee compensation.


         Mr. Guillermo Costa and Mr. Alvaro Ramirez agreed to become directors of the company, and they each received 10,000 shares of common stock. We have no other agreements with these directors.

         Mr. Ramirez is a principal with CDMA Telecom, Inc., a long distance carrier. Panther has discussed with CDMA Telecom purchasing service, but as of this date, the company and CDMA Telecom have no agreement for any business. If Panther agrees to purchase service from Cima Telecom, management of Panther believes it will secure the service at rates at least as good as those offered by other carriers.

         In December 2001, we issued to an individual, who functions as a marketing agent for Panther, 250,000 shares of our common stock in exchange for $50,000. We agreed to include 100,000 shares acquired by the individual in an amendment to the registration statement that we filed with the Securities and Exchange Commission and that registration statement is currently under review.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Articles of Incorporation, as amended, and Bylaws of Panther provide that Panther shall indemnify all directors and officers of Panther to the full extent permitted by the Florida Business Corporation Act. Under the provisions of the Articles of Incorporation and the Bylaws of Panther, and the Florida Business Corporation Act, any director or officer of Panther who, in such person's capacity as an officer or director, is made or threatened to be made a party to any suit or proceeding, may be indemnified if the Board of Directors determines the director or officer acted in good faith and in a manner the director or officer reasonably believed to be in or not opposed to the best interests of Panther. The Articles of Incorporation, Bylaws, and the Florida Business Corporation Act further provide that indemnification is not exclusive of any other rights to which individuals may be entitled under the Articles of Incorporation, the Bylaws, any agreement, any vote of stockholders or disinterested directors, or otherwise.

         Panther has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of Panther, or is or was serving at the request of Panther as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any expense, liability, or loss incurred by such person in any capacity or arising out of such person's status as a director, officer, employee, or agent of Panther, or is or was serving at the request of Panther as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, whether or not Panther would have the power to indemnify such person against liability under Florida law.

       DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
                                 ACT VIOLATIONS

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers, and controlling persons of Panther pursuant to the foregoing discussion, or otherwise, Panther has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Section 16(a) of the Exchange Act requires Panther's directors and executive officers, and persons who own more than ten percent (10%) of a registered class of Panther's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common stock and other equity securities of Panther. Officers, directors and greater than ten percent (10%) stockholders are required by Commission regulations to furnish Panther with copies of all Section 16(a) forms they file.

         Based upon (i) the copies of Section 16(a) reports which Panther received from such persons for the 2001 fiscal year transactions in the Common stock and their Common stock holdings, and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 2001 fiscal year that were not properly filed, Panther believes that all executive officers and board members complied with all their reporting requirements under Section 16(a) for such fiscal year.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table reports the share holdings of the directors and executive officers and those persons who own more than five percent of the common stock as of the date of this prospectus.


                              Number of Shares                        Percentage
Name and Address             Beneficially Owned                        of Class

Manuel Sanchez                   6,425,000*                                  63%

Efrain Rodriguez                   300,000                                    3%

Lynne Perlmutter                   101,250                                    1%

Guillermo Acosta                    10,000                                   <1%

Alvaro Ramirez                      10,000                                   <1%

All Officers and Directors       6,846,250                                   67%
as a group

o   Includes 30,000 shares held by Mr. Sanchez' wife, daughter, and stepson.


         Mr. Manuel Sanchez holds the controlling block of stock of the company. He has no agreement with the company or any person on the control of these shares for voting or disposition, and there exists no agreement which can result in a change of control.

                            DESCRIPTION OF SECURITIES

         Panther has two classes of securities authorized, consisting of:

         25,000,000 shares of common voting stock with a par value of one mil ($0.001) per share; and

         5,000,000 shares of preferred stock with a par value of one mil ($0.001) per share.

         The holders of the common stock have one vote per share on each matter submitted to a vote at a meeting of the stockholders. The shares of common stock do not carry cumulative voting rights in the election of directors. The common stockholders have no pre-emptive rights to acquire additional shares of common stock or other securities. The common stock carries no subsequent or conversion rights. All shares of common stock now outstanding are fully paid and non-assessable.

         The preferred stock shall contain such rights and preferences as the board of directors may authorize. No preferred stock has been issued.

         The shares of common stock of Panther have never been traded in any public trading market. The number of holders of record of our common stock is approximately 85.

         We have engaged the services of Florida Atlantic Stock Transfer Co., Inc. of Tamarac, Florida to act as the transfer agent and registrar for our common stock.

Dividend Policy

         Panther has never declared or paid any cash dividends on its common stock. We do not anticipate paying cash dividends in the foreseeable future. The payment of cash dividends, if any, in the future will be at the sole discretion of the Board of Directors. We are not otherwise restricted from paying cash dividends on its common stock.


                      INTEREST OF NAMED EXPERTS AND COUNSEL

Auditors
         The financial statements as of August 31, 2001, have been included herein in reliance on the report of Feldman Sherb & Co., P.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


Counsel
         The validity of issuance of shares will be passed upon for Panther by its counsel, William Vincent Walker of Houston, Texas. Mr. Walker has served as a consultant to Panther prior to being engaged to represent the company in connection with the filing of the Registration Statement and the granting of the opinion on the validity of the issuance of the Shares. Mr. Walker holds 120,000 shares which are the subject of this Registration Statement. These shares were received as compensation for services performed for us in connection with the preparation of agreements related to the acquisition of Panther Com Enterprises, Inc. The fair value of the services was determined to be $15,000.


         Panther has not hired any expert or counsel on a contingent basis. No expert or counsel will receive a direct or indirect interest in Panther, and no such person was a promoter, underwriter, voting trustee, director, officer, or employee of Panther.

                     INDEX TO FINANCIAL STATEMENTS AND NOTES

        AUDITED FINANCIAL STATEMENTS FOR THE YEAR ENDED AUGUST 31, 2001:

         INDEX TO AUDITED FINANCIAL STATEMENTS AND NOTES                  F-1

         INDEPENDENT AUDITORS' REPORT                                     F-2

         BALANCE SHEET                                                    F-3

         STATEMENT OF OPERATIONS                                          F-4

         STATEMENT OF STOCKHOLDERS' DEFICIENCY                            F-5

         STATEMENT OF CASH FLOWS                                          F-6

         NOTES TO FINANCIAL STATEMENTS                                    F-7 -
                                                                          F-13

        UNAUDITED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED NOVEMBER 30, 2001:

         UNAUDITED BALANCE SHEET                                          F-14

         UNAUDITED STATEMENTS OF OPERATIONS                               F-15

         UNAUDITED STATEMENTS OF CASH FLOWS                               F-16

         NOTES TO FINANCIAL STATEMENTS                                    F-19 -
                                                                          F-21

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors of
Panther Telecommunications Corporation


We have audited the accompanying consolidated balance sheet of Panther Telecommunications Corporation and its subsidiary as of August 31, 2001, and the related consolidated statements of operations, changes in stockholders' deficiency and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Panther Telecommunications Corporation and its subsidiary as of August 31, 2001, and the results of their operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company incurred a net loss of approximately $161,000 for the year ended August 31, 2001. Additionally, the Company had a working capital deficiency and a stockholders' deficiency of approximately $115,000 and $77,000, respectively, at August 31, 2001. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with respect to these matters are described in
Note 1 to the consolidated financial statements. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.




                                                /s/ Feldman Sherb & Co., P.C.
                                                    Feldman Sherb & Co., P.C.
                                                    Certified Public Accountants


New York, New York
December 6, 2001

                     PANTHER TELECOMMUNICATIONS CORPORATION
                           CONSOLIDATED BALANCE SHEET
                                 AUGUST 31, 2001


                                     ASSETS


Current assets:
     Cash                                                        $          203
     Accounts receivable, including unbilled revenue of $212,351
        and net of allowance for doubtful accounts of $20,000           332,593
     Inventory                                                            9,460
     Other                                                                2,277
                                                                 ---------------

        Total current assets                                            344,533

Deposits                                                                 19,940
Property and equipment, net                                              17,667
                                                                 ---------------
                                                                 $      382,140
                                                                 ===============



                      LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
     Accounts payable                                            $      154,043
     Accrued liabilities                                                230,210
     Deferred revenue                                                    49,099
     Notes payable                                                       26,000
                                                                 ---------------

        Total current liabilities                                       459,352
                                                                 ---------------


Commitments                                                                   -

Stockholders' deficiency:
     Preferred stock, $0.001 par value, 5,000,000 shares
        authorized, none issued and outstanding                               -
     Common stock; $0.001 par value; 25,000,000 shares
        authorized, 10,000,000 issued and outstanding                    10,000
     Additional paid in capital                                          73,875
     Deficit                                                           (161,087)
                                                                 ---------------
        Total stockholders' deficiency                                  (77,212)
                                                                 ---------------
                                                                 $      382,140
                                                                 ===============


   The accompanying notes are an integral part of these financial statements

                     PANTHER TELECOMMUNICATIONS CORPORATION
                      CONSOLIDATED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED AUGUST 31, 2001







Revenues                                                    $         5,862,582
Cost of revenues                                                      5,186,239
                                                              ------------------
Gross margin                                                            676,343
Selling, general and administrative expenses                            669,555
Other expenses                                                          157,875
                                                              ------------------

Loss from Operations                                                   (151,087)
Interest expense                                                         10,000
                                                              ------------------
Net loss                                                    $          (161,087)
                                                              ==================


Basic and diluted loss per common share                     $             (0.02)
                                                              ==================

Weighted average number of shares used in calculation
     of basic and diluted loss per common share                       8,125,000
                                                              ==================



   The accompanying notes are an integral part of these financial statements

                     PANTHER TELECOMMUNICATIONS CORPORATION
               CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIENCY
                       FOR THE YEAR ENDED AUGUST 31, 2001






                                                              COMMON STOCK            ADDITIONAL
                                                      -----------------------------     PAID IN
                                                         SHARES         AMOUNT          CAPITAL         DEFICIT           TOTAL
                                                      -------------  --------------  --------------  --------------  ---------------

Balance at September 1, 2000 (inception)                         -  $            -  $            -  $            -  $             -

Issuance of common stock pursuant to
     reverse acquisition                                 7,500,000           7,500          (6,500)              -            1,000

Capital of accounting acquiree
     at reverse acqusition date                          2,500,000           2,500           5,000               -            7,500

Fair value of services received for common stock,
     excluding $15,000 recorded prior to
        reverse acquisition                                      -               -          75,375               -           75,375

Net loss                                                         -               -                        (161,087)        (161,087)
                                                      -------------  --------------  --------------  --------------  ---------------
Balance at August 31, 2001                              10,000,000  $       10,000  $       73,875 $      (161,087) $       (77,212)
                                                      =============  ==============  ==============  ==============  ===============





   The accompanying notes are an integral part of these financial statements

                     PANTHER TELECOMMUNICATIONS CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                       FOR THE YEAR ENDED AUGUST 31, 2001


Cash flows from operating activities:
     Net loss                                                  $       (161,087)
     Adjustments to reconcile net loss to net cash provided
       by operating activities:
         Depreciation                                                    10,333
         Provision for doubtful accounts                                 20,000
         Services received for common stock                              82,875
     Changes in assets and liabilities:
            Accounts receivable                                        (352,593)
            Inventory                                                    (9,460)
            Other current asset                                          (2,277)
            Accounts payable                                            154,043
            Accrued liabilities                                         230,210
            Deferred revenue                                             49,099
                                                                ----------------
Net cash provided by operating activities                                21,143
                                                                ----------------

Cash flows from investing activites:
     Deposits                                                           (19,940)
     Purchase of property and equipment                                 (28,000)
                                                                ----------------
Net cash used in investing activities                                   (47,940)
                                                                ----------------

Cash flows from financing activities:
     Proceeds from issuance of common stock                               1,000
     Proceeds from issuance of short-term notes                          50,000
     Repayment of short-term notes                                      (24,000)
     Proceeds from shareholder loan                                      57,918
     Repayment of shareholder loan                                      (57,918)
                                                                ----------------
Net cash provided by financing activities                                27,000
                                                                ----------------
Net increase in cash                                                        203
Cash at beinning of year                                                      -
                                                                ----------------
Cash at end of year                                           $             203
                                                                ================
Supplemental disclosure of cash flow information:
     Cash paid during the period for interest                 $           4,800
                                                                ================




   The accompanying notes are an integral part of these financial statements

                     PANTHER TELECOMMUNICATIONS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       FOR THE YEAR ENDED AUGUST 31, 2001



NOTE 1 - NATURE OF BUSINESS AND ORGANIZATION

     Panther Telecommunications Corporation ("the Company") is the successor entity formed by the acquisition of Panther Com Enterprises Inc. ("Panther Com") by New Century Capital & Consulting Corp. ("New Century"). Panther Com was incorporated in the State of Florida on February 3, 2000 and commenced operations on September 1, 2000 (inception). Concurrent with the acquisition, New Century, a publicly held "shell" Florida corporation and the legally surviving parent company changed its name to Panther Telecommunications Corporation.

     Effective on May 31, 2001, for accounting purposes, the acquisition has been treated as a reverse acquisition, with Panther Com as the accounting acquirer. The result of operations and cash flows prior to May 31, 2001 included in the consolidated financial statements herein are those of Panther Com. Pro-forma information has not been presented since the transaction was deemed a capital stock transaction rather than a business combination. The Company adopted the fiscal year of Panther Com, which ends August 31.

     The Company sells pre-paid long distance calling cards to distributors nationwide and to retail stores in South Florida for both domestic and international use.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred a net loss of approximately $161,000 for the year ended August 31, 2001. Additionally, the Company had a working capital deficiency and a stockholders' deficiency of approximately $115,000 and $77,000, respectively, at August 31, 2001. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management is actively pursuing debt or equity financing and is continually evaluating the Company's operations, however, any results of their plans and actions cannot be assured. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of Panther Telecommunications Corporation and its wholly-owned subsidiary Panther Com except for the result of operations and cash flows prior to May 31, 2001, which are those of Panther Com, as described in Note 1. All significant intercompany account balances and transactions have been eliminated in consolidation.

      USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                     PANTHER TELECOMMUNICATIONS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       FOR THE YEAR ENDED AUGUST 31, 2001



     ACCOUNTS RECEIVABLE

     The Company extends unsecured credit in the normal course of business to virtually all of its customers. The allowance for doubtful accounts reflects management's opinion of amounts, which may ultimately become uncollectible.

     INVENTORY

     Inventory consists of prepaid telephone cards that are stated at the lower of cost (first-in, first-out basis) or market.

     PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the related assets.

     REVENUE RECOGNITION

     Revenue consists of long-distance telecommunication services provided to prepaid phone card distributors and consumers. Revenue is deferred until the period in which the service is provided. Revenue and the related cost of revenue are accrued for services provided to consumers but not billed to our customers during the reported period.

     COST OF REVENUES

     Cost of revenues consists primarily of long-distance telecommunication costs. The Company negotiates the purchase of minutes from long distance carriers under usage arrangements on a discounted rate basis.

     COMPUTATION OF EARNINGS (LOSS) PER SHARE

     Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share adjusts basic earnings (loss) per share for the effects of stock options and other potentially dilutive financial instruments, only in the period in which such effect is dilutive.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments include accounts receivable, notes payable, accounts payable and accrued liabilities. The carrying value of the financial instruments approximates fair value due to the short maturities of these instruments.

                     PANTHER TELECOMMUNICATIONS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       FOR THE YEAR ENDED AUGUST 31, 2001



     IMPAIRMENT OF LONG-LIVED ASSETS

     The Company reviews the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The analysis of the recoverability utilizes undiscounted cash flows. The measurement of the loss, if any, will be calculated as the amount by which the carrying amount of the asset exceeds the fair value.


     SEGMENT DISCLOSURE

     The Company uses the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance.

     INCOME TAXES

     The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred taxes are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided when the expected realization of tax assets does not meet a "more likely than not" criteria.

     NEW ACCOUNTING PRONOUNCEMENTS

     In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 requires that all business combinations initiated after June 30, 2001, be accounted for under the purchase method only and that certain acquired intangible assets in a business combination be recognized as assets apart from goodwill. SFAS No. 142 requires that the amortization of goodwill be replaced with periodic tests of the goodwill's impairment and that intangible assets other than goodwill be amortized over their useful lives. The provisions of SFAS No.142 will be effective for fiscal years beginning after December 15, 2001. The Company will adopt SFAS No. 141 and No. 142 immediately with regard to business combinations initiated after June 30, 2001.

     In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144 ("SFAS 144"), "Accounting for the Impairment or Disposal of Long-lived Assets". SFAS 144 supercedes Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and Assets to be Disposed of" and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, "Reporting the Results of
     Operations -Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS 144 also amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The provision of SFAS 144 will be effective for fiscal years

                     PANTHER TELECOMMUNICATIONS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       FOR THE YEAR ENDED AUGUST 31, 2001


     beginning  after  December 15, 2001. The most  significant  changes made by
     SFAS 144 are: (1) removes goodwill from its scope and, therefore, eliminates the requirements of SFAS 121 to allocate goodwill to long-lived assets to be tested for impairment, and (2) describes a probability-weighted cash flow estimation approach to deal with situations in which alternative course of action to recover the carrying amount of a long-lived assets are under consideration or a range is estimated for the amount of possible future cash flows. The Company believes that the adoption of SFAS 144 will not have a material effect on its consolidated financial position or results of operations.

NOTE 3 - PROPERTY AND EQUIPMENT

       At August 31, 2001 property and equipment consists of:

                                      Estimated
                                        Useful
                                         Life

       Furniture and fixtures          5 years         $       8,000
       Equipment                       3 years                20,000
                                                       --------------
                                                              28,000
       Less: accumulated depreciation
                                                             (10,333)
                                                       --------------
                                                      $       17,667
                                                       ==============


NOTE 4 - NOTES PAYABLE

     At August 31, 2001, notes payable consists of unsecured notes payable to two individuals totaling $26,000. The interest on these notes was fixed at $10,000 at the time of borrowing and amounts to a weighted average rate of approximately 14% per annum.


NOTE 5 - INCOME TAXES

     As of August 31, 2001, the Company has net operating loss carryforwards of approximately $ 140,000, which expire in 2021. The realization of future tax benefits from these net operating loss carryforwards may be subject to limitations on their utilization.

     The components of the deferred tax asset at August 31, 2001 are as follows:


       Net operating loss carryforward                        $          53,274
       Provision for doubtful accounts                                    7,600
                                                               -----------------
       Valuation allowance                                               60,874
                                                                        (60,874)
                                                              ------------------
       Net deferred tax asset                                      $          -
                                                              ==================

                     PANTHER TELECOMMUNICATIONS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       FOR THE YEAR ENDED AUGUST 31, 2001



       The deferred tax assets have been fully offset by a valuation allowance resulting from the uncertainty surrounding their future realization.

       For the year ended August 31, 2001, the effective income tax rate differs from the statutory rate as follows:

       Income tax benefit at the Federal statutory rate       $         (56,669)
       State income tax benefit                                          (4,205)
       Valuation allowance                                               60,874
                                                              ------------------
       Income tax benefit at effective tax rate               $               -
                                                              ==================


NOTE 6 - COMMITMENTS

     The Company leases office space and equipment under operating leases expiring through February 2004. The future minimum lease payments are as follows:

        Year Ending
        August 31,

            2002                                             $           95,069
            2003                                                        112,661
            2004                                                         55,430
                                                             -------------------
                                                             $          263,160
                                                             ===================

      Total rent expense for the year ended August 31, 2001 was $ 39,242.


NOTE 7 - STOCKHOLDERS' DEFICIENCY

     PREFERRED STOCK

     The Company is authorized to issue 5,000,000 shares of preferred stock at $0.001 par value, with such rights and preferences, as may be designated by the Board of Directors. As of August 31, 2001, none of the preferred stock was issued or outstanding.

     COMMON STOCK

     In connection with the reverse  acquisition on May 31, 2001 as described in
     Note 1, the Company issued 7,500,000 shares of its common stock for all of the issued and outstanding shares of Panther Com.

                     PANTHER TELECOMMUNICATIONS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       FOR THE YEAR ENDED AUGUST 31, 2001


     SERVICES RECEIVED FOR COMMON STOCK

     On May 15, 2001 prior to the reverse acquisition described in Note 1, the Company issued 1,500,000 shares of common stock to various individuals and companies in exchange for consulting services. These consulting services were provided between March 15, 2001 and August 15, 2001. At the time the shares were issued, there was no market in the Company's stock. The Company has determined the fair value of such consulting services to be $45,375, of which $7,500 was recorded as prepaid expenses and another $7,500 was expensed in the accounting acquiree's financial statements prior to the reverse acquisition. The related consulting expense recorded in the accompanying financial statements amounted to $37,875, including the amortization of the $7,500 capitalized prior to the reverse acquisition. Fair value for such services was based on estimated hours worked by consultants using an average billing rate of $75 per hour.

     On June 8, 2001, the Company's CEO and controlling stockholder transferred to the Company 675,000 shares of the Company's common stock held by him, and the Company issued 675,000 shares to four financial consultants, who had assisted Panther Com Enterprises, Inc. with reverse acquisition described in Note 1. The Company's CEO and controlling shareholder is not seeking reimbursement for his contribution of the 675,000 shares. These consulting services were provided between November 27, 2000 and June 8, 2001. At the time the shares were issued, there was no market in the Company's stock. Based on estimated hours worked by consultants using an average billing rate of $75 per hour, the Company has determined the fair value of such consulting services to be $30,000. Such amount has been recorded as an expense in the accompanying financial statements. The common stock has substantial restrictions upon its sale or transferability. The delivery of the shares represents full payment for the services of the consultants either to receive additional services or to provide the consultants with any form of payment.

     In August 2001, the Company's CEO and controlling stockholder transferred to the Company 300,000 shares of the Company's of stock held by him, and the Company issued 300,000 shares to an individual, who is a financial and management consultant, as an inducement to secure his services. The Company's CEO and controlling shareholder is not seeking reimbursement for his contribution of the 300,000 shares. The Company has determined the value of such inducement to be $15,000 based on comparables. Such amount has been recorded as an expense in the accompanying financial statements.


NOTE 9 - BUSINESS SEGMENT INFORMATION

     The Company's reportable segments are primarily based on methods used to distribute its product. The wholesale and retail segments through sales to distributors and retail stores, respectively, derive revenues from sales of generic and branded pre-paid phone cards.

                     PANTHER TELECOMMUNICATIONS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       FOR THE YEAR ENDED AUGUST 31, 2001




     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on operating income after depreciation but prior to interest expense and provision for income taxes; all corporate overhead is allocated to the business segments based on their pro-rata share of revenues. The following is information for the Company's reportable segments for the year ended August 31, 2001 are as follows:

                               Wholesale          Retail          Consolidated
                              -------------   ---------------   ----------------




      Revenues                 $3,892,847       $1,969,735        $ 5,862,582

      Interest expense              6,640            3,360             10,000

      Depreciation                  6,861            3,472             10,333

      Income from operations        4,507            2,281              6,788

      Total assets                253,747          128,393            382,140


     Revenue is generated all from within the United States for the year ended August 31, 2001.




NOTE 10 - OTHER EXPENSES


     Other expenses consisted of non-recurring professional fees incurred in connection with the reverse acquisition and the preparation of the related public filings as follows:


       Accounting fees                                        $          60,000
       Legal fees                                                        30,000
       Fair value of services exchanged for common stock                 67,875

                                                              ------------------
                                                              $         157,875
                                                              ==================

NOTE 11 - SUBSEQUENT EVENTS

     In September 2001, the Company's CEO and controlling stockholder transferred to the Company 20,000 shares of the Company's common stock held by him, and the Company issued to two individuals 10,000 shares each of the Company's common stock as a financial inducement to them to join the Company's Board of Directors.

     In December 2001, the Company issued to an individual, who is a marketing agent for the Company, 250,000 shares of the Company's common stock in exchange for $50,000. The Company agreed to include 100,000 shares acquired by the individual in an amendment to the registration statement that the Company had filed with the Securities & Exchange Commission and that is currently under review.

                     PANTHER TELECOMMUNICATIONS CORPORATION
                           CONSOLIDATED BALANCE SHEET

                                     ASSETS

                                                                             November 30,          August 31,
                                                                                 2001                 2001
                                                                             --------------       --------------
                                                                              (Unaudited)
Current assets:
     Cash                                                                 $         13,645     $            203
     Accounts receivable, net of allowance for doubtful accounts of $20,000
        each at August 31, 2001 and November 30, 2001                              144,973              120,242
     Unbilled revenue                                                              132,369              212,351
     Inventory                                                                      12,732                9,460
     Other                                                                           3,936                2,277
                                                                             --------------       --------------
        Total current assets                                                       307,655              344,533

Deposits                                                                            44,940               19,940
Property and equipment, net                                                         15,600               17,667
                                                                             --------------       --------------
                                                                          $        368,195     $        382,140
                                                                             ==============       ==============


                LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
     Accounts payable                                                     $        137,660     $        154,043
     Accrued liabilities                                                           253,627              230,210
     Deferred revenue                                                              121,950               49,099
     Notes payable                                                                  26,000               26,000
                                                                             --------------       --------------
        Total current liabilities                                                  539,237              459,352
                                                                             --------------       --------------

Stockholders' deficiency:
     Preferred stock, $0.001 par value, 5,000,000 shares
        authorized, none issued and outstanding                                          -                    -
     Common stock; $0.001 par value; 25,000,000 shares
        authorized, 10,000,000 issued and outstanding                               10,000               10,000
     Additional paid in capital                                                     76,875               73,875
     Deficit                                                                      (257,917)            (161,087)
                                                                             --------------       --------------
        Total stockholders' deficiency                                            (171,042)             (77,212)
                                                                             --------------       --------------
                                                                          $        368,195     $        382,140
                                                                             ==============       ==============


                See notes to consolidated financial statements.

                     PANTHER TELECOMMUNICATIONS CORPORATION
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)


                                                                        For the three months ended
                                                                                November 30,
                                                                    ------------------------------------
                                                                         2001                2000
                                                                    ---------------     ----------------
Revenues                                                         $       2,879,295    $         640,575
Cost of revenues                                                         2,512,397              613,643
                                                                    ---------------     ----------------
Gross margin                                                               366,898               26,932
Selling, general and administrative expenses                               443,728               43,670
                                                                    ---------------     ----------------
Loss from operations                                                       (76,830)             (16,738)
Other expenses                                                              20,000                    -
                                                                    ---------------     ----------------
Net loss                                                         $         (96,830)   $         (16,738)
                                                                    ===============     ================


Basic and diluted loss per common share                          $           (0.01)   $           (0.00)
                                                                    ===============     ================

Weighted average number of shares used in calculation
     of basic and diluted loss per common share                         10,000,000            7,500,000
                                                                    ===============     ================


               See notes to consolidated financial statements.

                     PANTHER TELECOMMUNICATIONS CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (UNAUDITED)

                                                                                Three months ended
                                                                                     November 30,
                                                                       ------------------------------------
                                                                              2001               2000
                                                                       -----------------  -----------------

Cash flows from operating activities:
     Net loss                                                           $       (96,830)   $       (16,738)
     Adjustments to reconcile net loss to net cash provided
       by (used in) operating activities:
         Depreciation                                                             2,067                  -
         Services received for common stock                                       3,000                  -
     Changes in assets and liabilities:
             Accounts receivable                                                (24,731)           (21,056)
             Unbilled revenue                                                    79,982                  -
             Inventory                                                           (3,272)                 -
             Other current asset                                                 (1,659)                 -
             Accounts payable                                                   (16,383)             2,090
             Accrued liabilities                                                 23,417             17,304
             Deferred revenue                                                    72,851                  -
                                                                          --------------     --------------
Net cash provided by (used in) operating activities                              38,442            (18,400)
                                                                          --------------     --------------
Cash flows from investing activites:
     Deposits                                                                   (25,000)            (1,800)
     Purchase of property and equipment                                               -             (2,000)
                                                                          --------------     --------------
Net cash used in investing activities                                           (25,000)            (3,800)
                                                                          --------------     --------------

Cash flows from financing activities:
     Proceeds from issuance of short-term notes                                       -             52,000
                                                                          --------------     --------------
Net cash provided by financing activities                                             -             52,000
                                                                          --------------     --------------

Net increase in cash                                                             13,442             29,800
Cash at beinning of the period                                                      203                  -
                                                                          --------------     --------------
Cash at end of the period                                              $         13,645   $         29,800
                                                                          ==============     ==============

                See notes to consolidated financial statements.

                     PANTHER TELECOMMUNICATIONS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)


NOTE 1 - BASIS OF PRESENTATION

     The accompanying  consolidated  unaudited  financial  statements of Panther
     Telecommunications Corporation ("the Company") and its subsidiary (collectively, the "Company") have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") for quarterly reports on Form 10-QSB and do not include all of the information and footnote disclosures generally required by accounting principles generally accepted in the United States and should be read in conjunction with our consolidated financial statements and notes thereto for the fiscal year ended August 31, 2001, included in the Company's Form 10-KSB as filed with the SEC. The accompanying consolidated unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States and reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of the management, considered necessary for a fair presentation of results for these interim periods. Operating results for the three month periods ended November 30, 2001 and 2000 are not necessarily indicative of the results that may be expected for the fiscal year ending August 31, 2002. Certain prior period amounts have been reclassified to conform to the current period presentation.

NOTE 2 - NATURE OF BUSINESS

     The Company sells pre-paid long distance calling cards to distributors nationwide and to retail stores in South Florida for both domestic and international use.

NOTE 3 - NOTES PAYABLE

     Notes payable consisting of unsecured notes payable to two individuals is being retired as cash flows permit.

NOTE 4 - INCOME TAXES

     The deferred tax assets resulting from the allowance for doubtful accounts and the net operating losses that may be carried forward have been fully offset by a valuation allowance resulting from the uncertainty surrounding their future realization.

NOTE 5 - SERVICES RECEIVED FOR COMMON STOCK

     In September 2001, the Company's CEO and controlling stockholder transferred to the Company 20,000 shares of the Company's common stock held by him, and the Company issued to two individuals 10,000 shares each of the Company's common stock as a financial inducement to them to join the Company's Board of Directors. At the time the shares were issued, there was no market for the company's stock. The Company has determined that the fair value of such inducements to be $3,000. Susch amount has been recorded as an expense in the accompanying financial statements.

NOTE 6 - IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In July 2001,  the Financial   Accounting   Standards  Board ("FASB")
     issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 requires that all business combinations initiated after June 30, 2001, be accounted for under the purchase method only and that certain acquired intangible assets in a business combination be recognized as assets apart from goodwill. SFAS No. 142 requires that the amortization of goodwill be replaced with periodic tests of the goodwill's impairment and that intangible assets other than

                     PANTHER TELECOMMUNICATIONS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     goodwill be amortized over their useful lives. The provisions of SFAS No.142 will be effective for fiscal years beginning after December 15, 2001. The Company will adopt SFAS No. 141 and No. 142 immediately with regard to business combinations initiated after June 30, 2001.

     In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144 ("SFAS 144"), "Accounting for the Impairment or Disposal of Long-lived Assets". SFAS 144 supercedes Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and Assets to be Disposed of" and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS 144 also amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The provision of SFAS 144 will be effective for fiscal years beginning after December 15, 2001. The most significant changes made by SFAS 144 are:
     (1) removes goodwill from its scope and, therefore, eliminates the requirements of SFAS 121 to allocate goodwill to long-lived assets to be tested for impairment, and (2) describes a probability-weighted cash flow estimation approach to deal with situations in which alternative course of action to recover the carrying amount of a long-lived assets are under consideration or a range is estimated for the amount of possible future cash flows. The Company believes that the adoption of SFAS 144 will not have a material effect on its consolidated financial position or results of operations.

NOTE 7 - BUSINESS SEGMENT INFORMATION

     The Company's reportable segments are primarily based on methods used to distribute its product. The wholesale and retail segments through sales to distributors and retail stores, respectively, derive revenues from sales of generic and branded pre-paid phone cards.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on operating income after depreciation and amortization but prior to interest expense and provision for income taxes; all corporate overhead is allocated to the business segments based on their pro-rata share of revenues. The following is information for the Company's reportable segments for the three months ended November 30, 2001 and 2000 are as follows:

      Three months
        2001                                             Wholesale               Retail         Consolidated
--------------------------------------------------------------------------------------------------------------
      Revenues                                         $ $1,676,472          $1,202,823            $2,879,295

      Loss from operations                                  (44,734)            (32,096)              (76,830)

      Total assets                                          214,832             153,813               368,195



      Three months
        2000                                             Wholesale               Retail         Consolidated
--------------------------------------------------------------------------------------------------------------
      Revenues                                         $   $442,060           $ 198,515          $   $640,575


      Loss from operations                                  (11,151)             (5,187)              (16,738)

      Total assets                                           37,718              16,938                54,656


                     PANTHER TELECOMMUNICATIONS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     Revenue is generated all from within the United States for the three months ended November 30, 2001 and 2000.

NOTE 8 - OTHER EXPENSES

     Other expenses include professional fees incurred in connection with the reverse acquisition and the preparation of the related public filings.

NOTE 9 - SUBSEQUENT EVENTS

     In December 2001, the Company issued to an individual, who is a marketing agent for the Company, 250,000 shares of the Company's common stock in exchange for $50,000. The Company agreed to include 100,000 shares acquired by the individual in an amendment to the registration statement that the Company had filed with the Securities & Exchange Commission and that is currently under review.

     In December 2001, we became aware that certain phone cards, which had already being billed in full by one of our carriers, were cards that had malfunctioned and were deactivated. We had credited our customers for the unused time on these deactivated cards serviced by this carrier. We also became aware that certain cards serviced by this carrier were billed to us more than once and that we were billed for some cards for which we had not authorized their purchase. We have informed such carrier that we are seeking to recover in the form of a credit an amount estimated at this time to be between $150,000 and $200,000 for the cards that had malfunctioned and were deactivated, and we are currently reviewing all of our usage reports with this carrier to determine the amount relating to over billings and unauthorized purchases. At this time, however, no determination can be made of the amount of ultimate recovery or the timing of the recovery on the cards that malfunctioned and were deactivated or of the amount of recovery that may result from overbillings and unauthorized purchases.

                                     PART II

                   INFORMATION NOT REQUIRED IN THIS PROSPECTUS

   ITEM 24.          Indemnification of Directors and Officers

        The Florida Business Corporation Act (the "Corporation Act") permits the indemnification of directors, employees, officers and agents of a Florida corporation. The Articles of Incorporation, as amended, and the Bylaws provide that Panther shall indemnify its directors and officers to the fullest extent permitted by the Corporation Act. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling Panther pursuant to the foregoing provisions, the company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

    ITEM 25.          Other Expenses of Issuance and Distribution

        The following table sets forth an itemization of all estimated expenses in connection with the issuance and distribution of the securities being registered, none of which are payable by the Selling stockholders:

                  Registration Statement Filing Fee                  $   1,219
                  Legal Fees and Expenses                            $  30,000
                  Accounting fees and expenses                       $  85,000
                  Miscellaneous                                      $   2,000

                                            Total                    $ 118,219

         ITEM 26.          Recent Sales of Unregistered Securities


        In January 2000, Panther issued 1,000,000 shares of common stock to 54 persons. The shares were issued to accredited investors and persons who were known personally by the promoters. In May 2001, prior to the transaction with Panther Com Enterprises, Inc., the company issued 1,500,000 shares of common stock to six consultants. Each consultant had worked with the company prior to
the  acquisition  of  Panther Com Enterprises,  Inc.   The  1,500,000   shares
represented compensations for the consulting services which were valued at $45,375 in the aggregate. On May 31, 2001, the Company issued 7,500,000 shares of common stock to Manuel Sanchez in exchange for all the outstanding stock of Panther Com Enterprises, Inc.

        Mr. Sanchez has agreed to contribute to the company 995,000 shares of common stock which have been used by the company as payment for certain obligations of the company and as inducement to attract certain persons as directors for the company. In addition, shortly after the receipt of his shares, he disclaimed and returned 110,000 shares to the company, and the company issued 110,000 shares to certain family members and acquaintances of Mr. Sanchez. The company received the par value for the shares which was the equivalent value assigned to the shares received by Mr. Sanchez. Mr. Sanchez received no consideration for the shares, and he expects no future consideration. The following table reports the recipient, relationship, and shares received:


Name of Recipient       Relationship                                 Shares
                                                                    Received
Aida Gonzalez           Sister of Mr. Sanchez                        10,000
Angel Sanchez           Father of Mr. Sanchez                        10,000
Jorgelina Morodo        Stepmother of Mr. Sanchez                    10,000
Christian Rodriguez     Stepson of Mr. Sanchez                       10,000
Monique Sanchez         Daughter of Mr. Sanchez                      10,000
Cristina Sanchez        Wife of Mr. Sanchez                          10,000
Olga Gongora            Mother-in-law of Mr. Sanchez                 10,000
Elba Foneseca           Friend of Mr. Sanchez                        10,000
Joel Velasquez          Friend of Mr. Sanchez                        10,000
Carlos J.  Martinez     Friend of Mr. Sanchez                        20,000

        All of the shares were issued and delivered in transactions which did not involve a public offering and distribution. All persons purchasing the shares had a personal relationship with Mr. Sanchez. In addition, all other persons receiving shares worked with the company, and each had personal knowledge about the business and affairs of the company.

         ITEM 27.          Exhibits

         Exhibit

         3.1       Articles of Incorporation

         3.2      Articles of Amendment to Articles of Incorporation

         3.3      Amended and Restated Bylaws

         5.1 Opinion re: Legality issued by William Vincent Walker dated March 1, 2002.

         10       Material Contracts

         10.1     Employment Agreement between Manuel Sanchez and Panther.

         10.2     Employment Agreement between Efrain Rodriguez and Panther.

         10.3     Stock Option Plan

         10.4     Office Sub-Lease

         10.5     Form of "First Use" Carrier Contract

         10.6     Form of "Usage" Carrier Contract

         10.7     Agreement with Venture Fund Management LLC

         10.8     Form of "Broker" Carrier Contract

         10.9 Exchange Agreement between New Century Capital & Consulting Corp. and Panther Com Enterprises, Inc.

         21       Subsidiary List

         23.1     Consent of William Vincent Walker,  contained  in  opinion  at
                  Exhibit 5

         23.2     Consent of Feldman Sherb & Co., P.C.

         24. Power of Attorney included on Signature Page of this Registration Statement.


         ITEM 28.                   Undertakings

                  The undersigned registrant hereby undertakes:

                  (1) to file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                           (a)  include any prospectus required by Section 10(a)
                                (3) of the Securities Act;

                           (b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

                           (c) include any additional or changed material information on the plan of distribution.

                  (2)      for determining liability under the Securities
                           Act, to treat each post-effective amendment as a new registration statement of the securities offered, and in the offering of such securities at that time to be the initial bona fide offering.

                  (3) to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, executive officer or controlling person in connection with the securities being registered, the small business issuer and registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by Panther is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


                  In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on March 21, 2002.


                                           PANTHER TELECOMMUNICATIONS
                                                   CORPORATION
                                            By          /s/ Manuel Sanchez
                                              ----------------------------------
                                              Manuel Sanchez , President and CEO
                                                 POWER OF ATTORNEY

                  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Manuel Sanchez as his or her true and lawful attorney-in- fact and agent, with full power of substitution, for the principal and in the name, place and stead of the principal, in any and all capacities, to sign any and all amendments (including post- effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as the principal might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on March 21, 2002.

                   SIGNATURE              TITLE

                  /s/ Manuel Sanchez
-------------------------------------     Director, Chairman of the Board, Chief
                      Manuel Sanchez      Executive Officer, President


                  /s/ Guillermo Acosta
--------------------------------------    Director
                      Guillermo Acosta

                  /s/ Alvaro Ramirez
--------------------------------------    Director
                      Alvaro Ramirez

                  /s/ Efrain Rodriguez    Director and Chief Financial Officer
--------------------------------------
                      Efrain Rodriguez

                  /s/ Lynne Perlmutter
--------------------------------------    Director and Secretary
                      Lynne Perlmutter